Exhibit 4.19
Final Execution Copy
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”) is made and entered into on the 30th day of November, 2007 by and among Michael J. Walters (“Walters”), Norman Stanley (“Stanley”; and together with Walters the “Management Sellers”), Lonnie S. McMillian (“McMillian”), Stoneway LLC, an Alabama limited liability company (“Stoneway”; and together with McMillian, the “Investor Sellers”) and Eurand Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”). The Management Sellers and the Investor Sellers are sometimes referred to herein as the “Sellers”.
     The Management Sellers own all of the issued and outstanding shares of capital stock (the “SourceCF Shares”) of SourceCF, Inc., an Alabama corporation (“SourceCF”), and also own all of the issued and outstanding membership interests (the “Nutritionals Interests”) of SourceCF Nutritionals, LLC, an Alabama limited liability company (“Nutritionals”; together with SourceCF, the “Companies”, and each of Nutritionals and SourceCF individually, a “Company”).
     Other than those CR&D Interests owned by SourceCF and Nutritionals, the Investor Sellers own all of the issued and outstanding membership interests (the “CR&D Interests”; and collectively with the SourceCF Shares and the Nutritionals Interests, the “Securities”) of SourceCF Clinical Research & Development, LLC, a Delaware limited liability company (“CR&D”).
     Each Seller owns the number and type of Securities set forth after such Seller’s name in column A of Exhibit A hereto. The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Securities in accordance with the provisions of this Agreement.
     In connection with the consummation of the transactions contemplated by this Agreement, SourceCF is entering into agreements with all holders (the “Optionees”) of Outstanding Securities Rights (as defined in Section 4.2(b) hereof). These agreements provide, among other things, for the cancellation of all such Outstanding Securities Rights and the payment by SourceCF to the Optionees of the various amounts referred to in this Agreement (including as set forth with respect to the Optionees in Exhibit A hereto). Each Optionee owns the number and type of Outstanding Securities Rights set forth after such Optionee’s name in column A of Exhibit A hereto.
     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
     1. Sale and Purchase of Securities.
     1.1 Purchase Price. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as defined in Section 2(a) hereof) the Sellers shall sell to the Buyer and the Buyer shall purchase from the Sellers all of the Securities in exchange for a purchase price of up to $9,600,000, less the amount to be paid to the Optionees pursuant to Section 6.4 hereof and this Section 1 (the “Purchase Price”), which Purchase Price shall consist of the Initial Cash Payment, the Revenue Milestone Payment and the Deferred Payment (each as hereinafter defined).
     1.2 Initial Cash Payment. A cash payment in the amount set forth after each Seller’s name in column B of Exhibit A hereto shall be paid by the Buyer to such Seller at the Closing (as defined in Section 2(a) hereof) in the manner provided in Section 2(b) hereof, with $6,600,000, less the amount of initial cash payments to be paid to the Optionees upon termination of their options pursuant to Section 6.4 hereof (other than payments which may be subsequently made to Optionees with respect to the Deferred Payment or the Revenue Milestone), being the total amount of cash to be paid to all of the Sellers on the Closing Date (collectively, the “Initial Cash Payment”);
     1.3 Subsequent Payments.
     (a) Revenue Milestone Payment.
          (i) The term “Revenue Milestone” shall mean the achievement of $9.0 million in Revenues of the Companies and Subsidiaries for the calendar year 2008. The Revenue Milestone shall be appropriately adjusted by the Buyer and the Sellers’ Representative (as defined in Section 10.16(a) hereof) in the event that the Companies and Subsidiaries, during calendar year 2008 and only in accordance with an affirmative management decision of the Buyer, make material changes to their businesses that have a negative impact on the ability of the Companies and the Subsidiaries to achieve the Revenue Milestone.
          (ii) The term “Revenues” shall mean the consolidated revenues of the Companies and Subsidiaries derived from their sale and license of products (and any related sales commissions) of the Companies and Subsidiaries, excluding all vitamin products, in existence on the Closing Date, and as computed in a manner consistent with the prior practices of the Companies and Subsidiaries and the accounting principles applied by the Companies and Subsidiaries in computing revenues prior to the Closing.
          (iii) The term “Revenue Milestone Payment” shall mean $1,500,000.
     (b) Deferred Payment. Additional cash payments, aggregating $1,500,000, shall be paid by the Buyer in accordance with Section 1.3(c) hereof to each of the persons listed on Exhibit A hereto (being the Sellers and the Optionees) (such payments, collectively, the “Deferred Payment”).
     (c) Subsequent Payments Generally. The Buyer shall cause the Companies and Subsidiaries to use reasonable commercial efforts to achieve the Revenue Milestone. The parties agree that, except as set forth in Sections 9.4 and 9.6 hereof, the amounts earned and payable with respect to the Revenue Milestone, if any, and the Deferred Payment shall serve as the sole source for the payment of any indemnification obligations of the Sellers pursuant to Section 9.2.
     (d) Distribution of Subsequent Payments.
          (i) Promptly following the second anniversary of the Closing Date, but in any event within ten days thereafter, the Revenue Milestone Payment (if earned) and the Deferred Payment shall be allocated and distributed by the Buyer to the Sellers, and by SourceCF to the Optionees, in all cases based on the percentages set forth in Column C of Exhibit A. Such Deferred Payment and Revenue Milestone Payment distributions shall be reduced for any amounts reasonably required in respect of any then pending indemnification claims, and any excess amount so deferred once the related indemnification matter is finally resolved shall also be distributed to such persons within ten days after such resolution.
          (ii) Promptly following December 31, 2008, but in any event within sixty (60) days thereof, the Buyer shall determine whether the Revenue Milestone has been achieved. If it determines that the Revenue Milestone has been achieved, it shall so notify the Sellers’ Representative (and the Buyer may, but shall not be obligated to, include with such notice the financial statements referred to in the following sentence). If the Buyer so determines that the Revenue Milestone has not been achieved, it shall provide a statement to the Sellers’ Representative that the Revenue Milestone has not been met, together with detailed written statement of its calculation of the Revenues of the Companies and Subsidiaries for purposes of determining the Revenue Milestone (the “Revenue Milestone Statement”).
          (iii) In the event that the Revenue Milestone Statement reflects that the Revenue Milestone has not been achieved, the Sellers’ Representative shall notify the Buyer in writing (the “Buyer’s Notice”) within forty-five (45) days after receipt of the Revenue Milestone Statement with respect to its acceptance or dispute of such Revenue Milestone Statement. If the Buyer’s Notice is not so provided, the Sellers’ Representative shall be deemed to have accepted the Revenue Milestone Statement. In the event that the Sellers’ Representative timely disputes such Revenue Milestone Statement in the Buyer’s Notice, the Sellers’ Representative shall set forth in such notice the facts of the dispute and, to the extent with its reasonable ability, its calculation of the Revenues of the Companies and Subsidiaries for purposes of determining whether the Revenue Milestone was achieved. The Buyer and the Sellers’ Representative shall meet and use their respective best efforts to resolve the items or amounts in dispute. If the parties are unable to reach an agreement within thirty (30) days after the Buyer’s receipt of the Sellers’ Representative’s disagreement notification, the Accounting Referee (defined below) will review the disputed items or amounts and compute the Revenues of the Companies and Subsidiaries for purposes of determining whether the Revenue Milestone was achieved. Such determination shall be made within thirty (30) days after the date on which the Accounting Referee begins its review and shall be binding on the parties. Buyer shall seek to provide full access for the Accounting Referee to the Buyer’s auditor, including the auditor’s work papers. If the Accounting Referee determines that the Revenue Milestone has been achieved, the Revenue Milestone Payment shall be promptly distributed as set forth in Section 1.3(d)(i) hereof. Furthermore, in the event that the Accounting Referee’s determination reflects that the Revenue Milestone was achieved, the fees, costs and expenses of the Accounting Referee shall be paid by the Buyer, and, in the event the Accounting Referee’s determination reflects that the Revenue Milestone was not achieved, then the fees, costs and expenses of the Accounting Referee shall be paid by the Management Sellers. The term “Accounting Referee” shall mean a certified public accountant which is appointed by mutual written agreement of the parties or if the parties are unable to agree on such appointment, the Accounting Referee shall be appointed by a single arbitrator selected in accordance with the rules of the American Arbitration Association who shall choose an Accounting Referee who is a partner in a “Big-4” auditing firm which is not the auditor of either party.
     (e) In connection with this Section 1.3, if the Sellers’ Representative is not employed by one of the Companies or Subsidiaries, or does not otherwise have access to Buyer’s books and records, then upon reasonable notice and during Buyer’s normal business hours, any certified public accountants engaged by the Seller’s Representative at his sole expense (but not the Seller’s Representative himself) shall have the right to inspect the books and records relating to the Companies and the Subsidiaries solely as required in connection with the verification as to whether the Revenue Milestone was achieved, provided that, such inspection shall be limited to those books and records pertaining to the 2008 calendar year and, to the extent applicable, the 2007 calendar year.
          2. Closing. (a) The closing (the “Closing”) of the sale and purchase of Interests described in Section 1 hereof shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, commencing on the date hereof. The date of the Closing is sometimes herein referred to as the “Closing Date”.
     (b) At the Closing, each Seller shall deliver to the Buyer, free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, as applicable (i) the certificates for the SourceCF Shares to be sold by such Seller in negotiable form, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, and (ii) assignments of the Nutritionals Interests and the CR&D Interests, in exchange for the delivery by the Buyer to such Seller of the consideration to be paid to such Seller pursuant to Section 1 hereof. All cash payments shall be by wire transfer of immediately available funds to such accounts at such banks as the payees thereof shall direct in writing delivered to the Buyer no less than three business days prior to the Closing.
     (c) At the Closing, and at the request of the Sellers, the Buyer shall pay $400,000 to X-GEN Pharmaceuticals, Inc. (“X-GEN”) in full satisfaction of SourceCF’s obligations to X-GEN under a settlement letter agreement, dated November ___, 2007, between SourceCF and X-GEN. Such payment shall be by wire transfer of immediately available funds to such account at such bank as the Sellers shall direct in writing delivered to the Buyer prior to the Closing. The Purchase Price referred to in Section 1.1 reflects a $400,000 reduction to account for the Closing payment being made by Buyer to X-GEN on behalf of SourceCF pursuant to this Section 2(c).
     (d) At the Closing, the Sellers shall make available to the Buyer the written resignations of all the directors and managers of the Companies except for such directors and managers as the Buyer shall designate in writing, and shall cause to be made available to the successor and any continuing directors and managers and to the officers of the Companies, including any new officers elected on the Closing Date (the “post-Closing Company directors, managers and officers”), all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer and subscriber lists, files and other documents, instruments and papers belonging to the Companies and shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of the Companies and of all other things and matters pertaining to the operation of the business of the Companies to be transferred and delivered to the post-Closing Company directors, managers and officers. At the Closing, the Sellers shall deliver to the Buyer, and the Buyer shall deliver to the Sellers, the certificates, opinions and other instruments and documents referred to in Sections 7 and 8 hereof, respectively.
     3. Representations and Warranties of the Sellers. Each Seller severally, not jointly and severally, and only as to himself or itself and not as to any other Seller, represents and warrants to the Buyer as follows:
     3.1 Securities Ownership; Authority. Such Seller is the lawful owner of record and beneficially of the number and type of Securities set beside such Seller’s name in column A of Exhibit A hereto, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation any agreements, subscriptions, options, warrants, calls, commitments or rights (contingent or otherwise) of any character granting to any person any interest in or right to acquire from such Seller at any time, or upon the happening of any stated event, any Securities owned by such Seller. Such Seller has full right, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against him or it in accordance with its terms.
     3.2 Validity of Contemplated Transactions; Etc. The execution, delivery and performance of this Agreement by such Seller will not contravene or violate (a), any law, rule or regulation to which such Seller is subject or (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to such Seller; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which such Seller is a party or otherwise bound or affected. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by such Seller.

     3.3 No Claims Against the Companies. Except as set forth on Schedule 3.3 hereto, such Seller does not have any claim, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, against any of the Companies or Subsidiaries (as hereinafter defined) for any reason except, in the case of any Seller who is an employee of a Company, for unpaid salary in the ordinary course.
     3.4 No Other Representations or Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND PERMITTED BY APPLICABLE LAW, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES OR IN RESPECT OF ANY OF THE COMPANIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.
     4. Representations and Warranties of the Management Sellers. Each of the Management Sellers, jointly and severally, represents and warrants to the Buyer as follows:
     4.1 Corporate Existence. Each of the Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and it has all requisite power and authority and all necessary licenses, permits and authorizations to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. Except for the jurisdictions set forth on Schedule 4.1 hereto, no Company is required to be qualified as a foreign corporation authorized to do business in any other jurisdiction.
     4.2 Capitalization. (a) The total authorized, issued and outstanding capitalization of each of the Companies is set forth on Schedule 4.2 hereto. All of the Securities have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the issuing Company and were issued in compliance with all applicable charter documents of the issuing Company and all applicable federal, state and foreign securities laws, rules and regulations. Except as set forth on Schedule 4.2 hereto, there are, and have been, no preemptive rights with respect to the issuance of the Securities or any other shares of capital stock or membership interests of any Company. All redemptions and repurchases of shares of capital stock or membership interests by any Company, each of which is listed and described on Schedule 4.2 hereto, have been completed in accordance with law and the terms thereof, and no Company has any liability or obligation of any nature in connection therewith. Except for the agreements, contracts and commitments listed on Schedule 4.2 hereto, no Company is a party to, or has ever entered into or made, any agreement, contract or commitment in connection with any redemption or repurchase of shares of its capital stock or membership interests.
     (b) As a result of the cancellation of each outstanding subscription, option, warrant, convertible security, call, commitment, agreement or right (contingent or otherwise and whether or not exercisable or vested) of any character to purchase or otherwise acquire from any Company or any Seller any shares or membership interests of, or any securities convertible into shares or membership interests of, and of the Companies (each, an “Outstanding Securities Right”) pursuant to Section 6.4, there are, and will be, no Outstanding Securities Rights immediately following the Closing. Each Optionee is the lawful owner of record of the number and type of Outstanding Securities Rights set beside such Optionee’s name in column A of Exhibit A hereto
     4.3 No Interest in Other Entities. (a) CR&D and SourceCF Inhalation Systems, LLC, a Delaware limited liability company wholly-owned by CR&D (“Inhalation”), (each, a “Subsidiary” and together, the “Subsidiaries”), are the only direct or indirect subsidiaries of either of the Companies. Each

Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority and all licenses, permits and authorizations necessary to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. Except for the jurisdictions set forth on Schedule 4.3(a) hereto, no Subsidiary is required to be qualified as a foreign corporation authorized to do business in any other jurisdiction.
     (b) The total authorized, issued and outstanding capitalization of each Subsidiary is set forth on Schedule 4.3(b) hereto. Except as set forth on Schedule 4.3(b), all of such issued and outstanding membership interests have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the corresponding Subsidiary and were issued in compliance with all applicable charter documents of such Subsidiary and all applicable federal, state and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of such issued and outstanding membership interests or any other membership interests of either Subsidiary. Except as set forth on Schedule 4.3(b) hereto, there have been no redemptions and repurchases of membership interests by any Subsidiary, and no Company or Subsidiary has any liability or obligation of any nature in connection therewith. Except as set forth on Schedule 4.3(b) hereto, no Subsidiary is a party to, or has within the past five years entered into or made, any agreement, contract or commitment in connection with any redemption or repurchase of its membership interests.
     (c) The Companies are the lawful owner of record and beneficially of all of the issued and outstanding membership interests of CR&D, other than those CR&D Interests owned by the Investor Sellers, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind. Except as set forth on Schedule 4.3(c) hereto, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from either of the Companies, or CR&D, any membership interests of, or any securities convertible into membership interests of, CR&D.
     (d) CR&D is the lawful owner of record and beneficially of all of the issued and outstanding membership interests of Inhalation, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind. Except as set forth on Schedule 4.3(d) hereto, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from either of the Companies, CR&D or Inhalation, any membership interests of, or any securities convertible into membership interests of, Inhalation.
     (e) No Company or Subsidiary owns any shares of any corporation other than as set forth in Section 4.3 hereto or on Schedule 4.3(e) hereto, and no Company or Subsidiary has any other ownership, membership or other investment interest, either of record, beneficially or equitably, in any association, company, partnership, joint venture or legal entity, except for bank, checking and money market accounts and other cash equivalent investments or as otherwise set forth on Schedule 4.3(e) hereto.
     4.4 Financial Statements. (a) The Sellers have delivered to the Buyer prior to the date hereof the balance sheets of the Companies and Subsidiaries as of December 31, 2006 and 2005 and the related statements of income and cash flows for the 12-month periods then ended (the “Annual Financials”). The Sellers have also delivered to the Buyer prior to the date hereof the balance sheets of the Companies and Subsidiaries as of July 31, 2007 and the related statements of income and cash flows for the 7-month period then ended (the “Interim Financials”; and together with the Annual Financials, the “Company Financials”). The Company Financials (including without limitation all notes, comments, schedules and supplemental data contained in or annexed to such statements), true, correct and complete copies of all of which are attached hereto as Schedule 4.4, are accurate, complete and in accordance with the books and records of the Companies and Subsidiaries and present fairly in all material respects the financial position and assets and liabilities of the Companies and Subsidiaries as of their respective dates and the results of their operations and their cash flows for the periods then ended, in conformity, to the knowledge of the Management Sellers, with Generally Accepted Accounting Principles as promulgated by the Financial Accounting Standards Board and consistently applied in the United States (“GAAP”), except for such differences from GAAP as are described on Schedule 4.4(a) hereto. Schedule 4.4(a)(ii) hereto contains a list of all invoices greater than $1,000 recorded in the accounting books of the Companies and the Subsidiaries during the month of August 2007, and identifies in each case whether each invoice is for goods received or services provided before or after July 31, 2007.
     (b) The accounting books and records maintained by the Companies and Subsidiaries, and upon which all of the Company Financials are based, are true, correct and complete and accurately reflect all of its items of income and expense, assets, liabilities and businesses. The Companies and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements, to the knowledge of the Management Sellers, in conformity with GAAP and to maintain accountability for assets except as set forth on Schedule 4.4 hereto.
     4.5 Accounts Receivable. All accounts receivable of the Companies and Subsidiaries are valid and genuine, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances and were generated only in the ordinary course of business. All accounts receivable reflected in the Companies’ July 31, 2007 balance sheet included in the Company Financials, less the allowance for doubtful accounts reflected on such balance sheet, will be collected in full within 180 days after the Closing Date.
     4.6 Inventory and Equipment. All inventory and equipment of the Companies and Subsidiaries as of the date hereof or reflected on the Company Financials or (a) was acquired in accordance with the regular business practices of the Companies and Subsidiaries, (b) consisted and consists of items of a quality and quantity useable in the ordinary course of its business consistent with past practice, subject to normal wear and tear and routine maintenance, and (c) conformed and conforms to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof. None of such inventory or equipment is obsolete or has been maintained other than in accordance with the regular business practices of the Companies and Subsidiaries. The inventory of the Companies and Subsidiaries is reflected on the Company Financials based on cost, and the equipment of the Companies and the Subsidiaries is reflected on the Company Financials based on their respective tax basis therein (other than with respect to normal year end adjustments to allocate tax depreciation).
     4.7 Absence of Undisclosed Liabilities. To the knowledge of the Management Sellers, no Company or Subsidiary is liable for or subject to any liability except for:
     (a) those liabilities and obligations reflected or reserved against on the July 31, 2007 balance sheet included in a Company Financials to the extent not heretofore paid or discharged;
     (b) those liabilities and obligations arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise;
     (c) those liabilities and obligations incurred, consistent with past practice, in the ordinary course of its business since July 31, 2007, which liabilities and obligations in the aggregate are of a character and magnitude consistent with past practice; and

     (d) those liabilities and obligations set forth on Schedule 4.7 hereto.
For purposes of Sections 4.7 and 9.1 hereof, the term “liabilities” shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
     4.8 Existing Condition. Except as disclosed on Schedule 4.8 hereto, since July 31, 2007, the Companies and Subsidiaries have been operated in the ordinary course of business consistent with past practice and no Company or Subsidiary has:
     (a) sold, assigned or transferred any of its assets or properties except in the ordinary course of its business consistent with past practice;
     (b) redeemed, purchased or otherwise acquired any of its capital stock or membership interests.
     (c) made or suffered any amendment to or termination of any material contract or commitment to which it is or was a party or by which it or any of its properties are or were bound
     (d) made or committed to make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate;
     (e) paid any bonuses or committed to pay any bonuses;
     (f) declared, made, paid or otherwise become committed to make or pay any dividend or other distribution in favor of any of the Sellers in respect of his, her or its capital stock or membership interests;
     (g) hired any new employees or made any offers of employment to any person;
     (h) created, incurred, assumed or guaranteed any indebtedness for money borrowed or incurred any other liabilities exceeding $25,000 in the aggregate except for current liabilities incurred consistent with past practice;
     (i) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, results of operations, assets, liabilities or financial condition or (ii) of any item carried on its books of account at more than $10,000;
     (j) made any material, long-term commitments with respect to either of the Companies or the Subsidiaries or its business other than in the ordinary course of business consistent with past practice;
     (k) suffered any material adverse change in its business, results of operations, assets, liabilities or financial condition; or
     (l) entered into any transaction other than in the ordinary course of its business consistent with past practice.
     4.9 Assets and Properties. (a) No Company or Subsidiary owns any real property. Schedule 4.9 hereto contains a list of each parcel of real property leased or subleased by a Company or Subsidiary or in which a Company or Subsidiary has any real estate interest and each lease agreement under which a Company or Subsidiary has any direct or indirect leasehold interest in any real property (collectively, “Real Property”). Schedule 4.9 hereto also contains a list of all inventory and equipment owned by the Companies and Subsidiaries as of July 31, 2007. The Companies and the Subsidiaries are in possession of all of their Real Property. The Companies and the Subsidiaries own outright, have good, valid and marketable title to and are in possession of all of their owned tangible properties and tangible assets, whether real, personal or mixed, including without limitation all of the tangible properties and tangible assets reflected in the Company Financials and those acquired since July 31, 2007 (except in each case for properties and assets sold or otherwise disposed of since July 31, 2007 in the ordinary course of its business consistent with past practice), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable and items disclosed on Schedule 4.9 hereto. Except as disclosed on Schedule 4.9 hereto, all leases, subleases, licenses, permits and authorizations of the Companies and the Subsidiaries in any manner related to the Real Property, assets, properties or businesses of the Companies and Subsidiaries and all other instruments, documents and agreements pursuant to which a Company or Subsidiary has obtained the right to use any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, subleases, licenses, permits, authorizations, instruments, documents or agreements any existing default by any Company or Subsidiary (or to the Knowledge of the Management Sellers the other parties thereto) or event which with the giving of notice or lapse of time, or both, would constitute a default by any Company or Subsidiary (or to the Knowledge of the Management Sellers the other parties thereto).
     (b) Except as disclosed on Schedule 4.9 hereto, the tangible assets, Real Property, SourceCF Intellectual Property, Technology, agreements, contracts, commitments, licenses, permits and other rights of the Companies and Subsidiaries are all of the assets, Real Property, SourceCF Intellectual Property, Technology, agreements, contracts, commitments, licenses, permits and other rights necessary and sufficient: (i) for the operation of the businesses of the Companies and Subsidiaries in substantially the same manner as customarily conducted over the twelve-month period preceding the date hereof and (ii) for the Companies and Subsidiaries to operate such businesses on a stand-alone basis after the Closing consistent with past practices.
     (c) All material facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of tangible personal property owned, leased or used by the Companies and Subsidiaries are in good operating condition and repair, subject to normal wear and tear and routine maintenance, are useable in the regular and ordinary course of the Companies’ and the Subsidiaries’ business and conform to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof.
     (d) To the Knowledge of the Management Sellers, the Real Property includes without limitation all machinery, equipment, appliances and fixtures necessary or useful for the proper supply of heat, ventilation, air conditioning, electricity, water service, fire protection, gas and lighting service to the buildings that are located on the Real Property.
     (e) Since January 1, 2001, no notice has been received by any Management Seller, either Company or either Subsidiary from the holder of any mortgage or from any insurance company that has issued a policy with respect to the Real Property or by any Board of Fire Underwriters, or other body exercising similar functions, claiming any defects or deficiencies with respect to the Real Property, or requesting performance of any demolition, repairs, alterations or other work to the Real Property.
     (f) To the Knowledge of the Management Sellers:
     (i) no public or private nuisance condition currently exists, or to the Knowledge of any Management Seller, Company or Subsidiary has existed, on or with respect to the Real Property;

     (ii) the Real Property has adequate connections to sanitary sewer, storm sewer, water, electricity, gas, telephone and all other necessary utilities and services, and there are no circumstances or conditions which exist which would result in termination of such connections;
     (iii) there is no present or threatened ban, moratorium or other limitation of any kind on new connections or additional flows to any sewage treatment plant serving or to serve the Real Property or the conveyance facilities leading to any such sewage treatment plant; and
     (iv) no work has been performed at, and no materials have been or will be furnished to, the Real Property which might give rise to any mechanics’, materialmen’s or other lien against the Real Property.
     4.10 Tax Matters. (a) The Companies and the Subsidiaries have filed all Tax Returns (as defined in Section 4.10(k) hereof) required to be filed under applicable laws and regulations for periods ending on or before the Closing Date. All such Tax Returns were true, correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes (as defined in Section 4.10(k) hereof) (other than Taxes not yet due and payable) owed by the Companies and Subsidiaries or with regard to the activities of the Companies and Subsidiaries, have been paid (whether or not shown on any Tax Return). No Company or Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where a Company or Subsidiary does not file Tax Returns that a Company or Subsidiary, or its operations, is or may be subject to taxation by that jurisdiction. There are no mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Companies or the Subsidiaries.
     (b) The Companies and the Subsidiaries have withheld and paid all Taxes (other than Taxes not yet due and payable) required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
     (c) No Seller or director, manager or officer (or employee responsible for Tax matters) of any Company or Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending, or to the knowledge of the Management Sellers, being conducted with respect to any Company or Subsidiary, or the activity of any Companies or the Subsidiaries. No Company or Subsidiary have received from any foreign, federal, state, or local taxing authority (including jurisdictions where a Company or Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against a Company or Subsidiary.
     (d) Schedule 4.10(d) hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Companies or the Subsidiaries and their activities for taxable periods ended on or after December 31, 2001, indicates all Tax Returns for such taxable periods for which the Management Sellers have been notified that such taxable period have been audited and indicates all Tax Returns for such taxable periods that currently are the subject of an audit. The Sellers have delivered to the Buyer true, correct and complete copies of all federal income Tax Returns, examination reports (to the extent delivered to the Companies) and statements of deficiencies assessed against or agreed to by a Company, a Subsidiary or the Sellers.

     (e) No Seller, Company or Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with regard to the operations of the Companies or the Subsidiaries.
     (f) No Company or Subsidiary has made any payments, are obligated to make any payments or are a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under sections 280G, 404 or 162 of the Code or that will trigger the imposition of penalty taxes under section 409A of the Code. No Company or Subsidiary has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Prior to the Closing, no Company or Subsidiary is a party to any tax allocation or sharing agreement. Prior to the Closing, no Company or Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return; prior to the Closing, no Company or Subsidiary has liability for the Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.
     (g) The unpaid Taxes of the Companies and Subsidiaries (i) as of July 31, 2007 do not exceed the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income), if any, set forth on the face of the Company Financials (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Companies and Subsidiaries.
     (h) Except for any Taxes which may result from the acquisition of the Companies and Subsidiaries and the integration of the Companies and Subsidiaries in any consolidated group of the Buyer or any tax election or other change in tax methodology, resulting on or after the Closing, no Company or Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations section 1.1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) position on a Tax Return that could give rise to a penalty under section 6662 of the Code.
     (i) Schedule 4.10(i) sets forth the adjusted basis of each Company and each Subsidiary in its tangible assets as of December 31, 2006.
     (j) No Company or Subsidiary has distributed stock of another entity nor has its stock been distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by sections 355 or 361 of the Code.
     (k) For purposes of this Agreement, “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, include any amendments thereto and any substitute or successor provisions thereto.
     4.11 Legal Proceedings; Etc. Except as disclosed on Schedule 4.11 hereto:
     (a) there are no disputes, claims, actions, suits or proceedings (including without limitation local zoning or building ordinance proceedings), arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of any Seller, Company or Subsidiary, threatened or contemplated, by or against or affecting either Company, either Subsidiary or its assets or businesses, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind;
     (b) no Management Seller has any knowledge of any condition or state of facts or the occurrence of any event that might reasonably form the basis of any dispute, claim, action, suit, proceeding or arbitration against or affecting a Company or Subsidiary; and
     (c) no Company or Subsidiary is a party or otherwise subject to the provisions of any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority.
     4.12 Compliance with Law. Each Company and Subsidiary has complied in all material respects with each, and is not in any material respect in violation of any, law, rule or regulation to which it or its business is, or its operations, assets or properties are, subject and has not failed to obtain or adhere to the requirements of any license, permit or other authorization necessary to the ownership of its assets and properties or to the conduct of its business. Without limiting the generality of the foregoing, (a) no Management Seller, Company, Subsidiary or any director, manager, officer, employee or agent of or, to the Knowledge of any Management Seller, any consultant to a Company or Subsidiary, or to the Knowledge of any Management Seller any other person authorized to act on behalf of a Company or Subsidiary, has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of the government of any country or any political subdivision, agency or instrumentality thereof or any employee or agent of any customer or supplier of a Company or Subsidiary, and (b) each Company and each Subsidiary is in compliance with all applicable federal, state and local laws respecting employment and employment practices, including without limitation laws relating to employment discrimination and sexual harassment.
     4.13 Validity of Contemplated Transactions; Etc. Except as set forth on Schedule 4.13 hereto, the execution, delivery and performance of this Agreement by the Sellers will not contravene or violate (a) any law, rule or regulation to which a Company or Subsidiary is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to a Company or Subsidiary or (c) the charter documents of a Company or Subsidiary; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which a Company or Subsidiary is a party or otherwise bound or affected or by which any of the assets or properties of a Company or Subsidiary may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change any of the existing rights or obligations of a Company or Subsidiary thereunder.
     4.14 Insurance. (a) Schedule 4.14 hereto contains a true and correct summary description of the insurance coverage (including any deductible amounts), and the Management Sellers have delivered to the Buyer true, correct and complete copies of each insurance policy, in effect now, or at any time between January 1, 2001 and the date of this Agreement, with respect to each of the Companies and Subsidiaries and its business and properties, together with a description of each insurance claim in excess of $10,000 made by a Company or Subsidiary during the past five years. There has been no default under any such coverage, nor has there been any failure to give any notice or present any claim under any such coverage in a timely fashion or in the manner or detail required by the policy or binder. There are no outstanding unpaid premiums other than premiums accrued but not yet payable in the ordinary course of business of the Companies and Subsidiaries, and there are no provisions in any insurance coverage of a Company or Subsidiary for retroactive or retrospective premium adjustments. Except as set forth on Schedule 4.14 hereto, no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such coverage has been received by a Company or Subsidiary. Except as set forth on Schedule 4.14(i) hereto, all general liability and products liability insurance policies maintained by the Companies and Subsidiaries are and historically have been claims-made policies, and there have been no gaps in the maintenance of such coverage. There are no outstanding performance bonds or other surety arrangements covering or issued for the benefit of any Company or Subsidiary or their businesses or as to which a Company or Subsidiary has or may incur any liability.
     (b) Except as set forth on Schedule 4.14(b) hereto, no Company or Subsidiary has taken any action (or failed to take any action) that would result in the rescission or cancellation of, or denial of any claim under, any insurance policies owned or held by any Company or Subsidiary, including but not limited to, the failure of any Company or Subsidiary to timely report any claim or disclose knowledge of occurrences or circumstances that could ultimately lead to a claim to the carrier of such policy(ies).
     (c) Except as set forth on Schedule 4.14(c) hereto, all insurance applications, renewals, submissions, responses or related statements of any kind by or on behalf of any Company or Subsidiary have been true, accurate and complete and have disclosed, where required to be disclosed under the applicable policy or by law, any claim, occurrences or circumstances known by any Company or Subsidiary.
     4.15 Contracts and Commitments. Except as listed and described on Schedule 4.15 hereto or, in the case of benefit plans and arrangements, Schedule 4.18 hereto, no Company or Subsidiary is a party to or otherwise bound or affected by any written or oral:
     (a) agreement, contract or commitment with any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including without limitation any consultant;
     (b) agreement, contract, commitment or arrangement with any labor union or other representative of employees;
     (c) agreement, contract or commitment for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $10,000 or more;
     (d) agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $25,000 or more;
     (e) agreement, contract or commitment (i) providing for payments based upon the revenues or profits of a Company, a Subsidiary or any other entity or (ii) continuing over a period of more than six months from the date hereof or exceeding $25,000 in value;
     (f) representative or sales agency agreement, contract or commitment;
     (g) lease under which it is either lessor or lessee;

     (h) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other agreement or contract, commitment or arrangement for the borrowing or lending of money (including without limitation loans to or from officers, directors, any Seller, any investor in any Seller or any member of any of their immediate families), agreement, contract, commitment or arrangement for a line of credit or guarantee, pledge or undertaking relating in any manner whatsoever of or to the indebtedness of any other person;
     (i) agreement, contract or commitment with any governmental agency, commission, department or other governmental body or for any political or charitable contribution;
     (j) agreement, contract or commitment for any capital expenditure in excess of $25,000;
     (k) agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person, nor is any manager, officer or employee of a Company or Subsidiary subject to any such agreement;
     (l) license, franchise, distributorship or other similar agreement, contract or commitment, including without limitation those which relate in whole or in part to any patent, trademark, trade name, service mark, or copyright or application(s) or registration(s) for any of the foregoing, or to any ideas, technical assistance or other know-how or any other intellectual property of or used by a Company or Subsidiary; or
     (m) material agreement, contract or commitment not made in the ordinary course of its business.
Except as may be disclosed on Schedule 4.15 hereto, each of the agreements, contracts, commitments, arrangements, leases and other instruments, documents and undertakings listed on Schedule 4.15 hereto, or not required to be listed thereon because of the term or amount involved or otherwise, is valid and enforceable in accordance with its terms, and the applicable Company or Subsidiary which is a party thereto is, and to the Knowledge of the Management Sellers, the other parties thereto are, in compliance with the provisions thereof, neither the applicable Company or Subsidiary which is a party thereto is, nor to the Knowledge of the Management Sellers, the other parties thereto are, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default by the applicable Company or Subsidiary, or and to the Knowledge of the Management Sellers the other parties thereto, thereunder; furthermore, except as may be disclosed on Schedule 4.15 hereto, no such agreement, contract, commitment, arrangement, lease or other instrument, document or undertaking, in the reasonable opinion of a Company, a Subsidiary or any Management Seller, contains any contractual requirement with which there is a reasonable likelihood a Company, a Subsidiary or any other party thereto will be unable or unwilling to comply. There are no outstanding or threatened disputes or disagreements with respect to any such agreement, contract, commitment, arrangement, lease or other instrument. Except as set forth on Schedule 4.15, there are no negotiations of or attempts to renegotiate, outstanding rights to any amounts paid or payable by or to a Company or a Subsidiary under current or contemplated agreements, contracts, commitments, arrangements, leases and other instruments disclosed on Schedule 4.15.
     4.16 Additional Information. Schedule 4.16 hereto contains, to the extent not described in some other Schedule hereto, accurate lists and summary descriptions of the following:
     (a) all vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of personal property owned or leased by a Company or Subsidiary, specifying which are owned and which are leased and, with respect to leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease, and also, with respect to any vehicles, specifying the VIN;

     (b) all real property and interests in real property owned, leased or otherwise held by a Company or Subsidiary, specifying which are owned, leased or otherwise held and, with respect to leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;
     (c) the names of all present directors and managers of the Companies and Subsidiaries;
     (d) the names and current annual salaries or hourly rates of all present officers and employees of the Companies and Subsidiaries together with a statement of the full amount of any bonuses, profit sharing or other remuneration paid to each such person and to any director or manager during the current or the last fiscal year or payable to each such person in the future and the basis therefor;
     (e) the names and addresses of each bank and other financial institution or fund in which a Company or Subsidiary maintains an account (whether checking, savings, money market or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access with respect thereto;
     (f) a listing and description of all cash equivalent items held by the Companies or the Subsidiaries;
     (g) all licenses, permits and governmental authorizations issued to or otherwise held by a Company or Subsidiary;
     (h) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of a Company or Subsidiary;
     (i) the names of all persons holding powers of attorney from a Company or Subsidiary and a summary statement of the terms thereof; and
     (j) a listing of any current liabilities of a Company or Subsidiary not incurred in the ordinary course of business consistent with the past practice.
     4.17 Labor Matters. There are no labor controversies, grievances, troubles or disputes, in any manner or form whatsoever, pending or threatened against a Company or Subsidiary, and no Management Seller, Company or Subsidiary has any knowledge of any facts that would be likely to give rise to such a controversy, trouble, grievance or dispute. There is no union representing the interests of any employees of a Company or Subsidiary, there are no employees of a Company or Subsidiary known or believed by any Management Seller, Company, or Subsidiary to be currently seeking union representation, there is no union known or believed by any Seller, Company or Subsidiary to be currently seeking to represent such employees and, within the past five years, no Company or Subsidiary has committed any unfair labor practice, as defined in the National Labor Relations Act, as amended. The relations of each Company and each Subsidiary with its employees are good, and no Seller, Company or Subsidiary has knowledge of any facts that would be likely to affect adversely such relations.
     4.18 Benefit Plans and Arrangements. (a) Schedule 4.18 hereto lists all employee benefit plans (within the meaning of section 3(3) of the federal Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and other funds, policies, arrangements, practices, customs and understandings or programs relating to one or more employees of a Company or Subsidiary or a Benefits Affiliate (as defined in this Section 4.18), whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded or (iv) generally available to any or all employees (or former employees) of a Company or Subsidiary and/or one or more of its Benefits Affiliates (and/or their beneficiaries or dependents), which were or are established, contributed to or maintained by a Company or Subsidiary and/or one or more of its Benefits

Affiliates, including without limitation welfare, fringe benefit, pension, profit sharing, retirement, stock purchase, stock option, stock bonus, disability or wage continuation, sick pay or vacation pay, supplemental unemployment, severance or deferred compensation plans (the “Plans”). For purposes of this Section 4.18 only, the term “Benefits Affiliate” shall include (i) any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes a Company or Subsidiary, (ii) any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of Code) with a Company or Subsidiary, (iii) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes a Company or Subsidiary and (iv) any other entity required to be aggregated with a Company or Subsidiary pursuant to the regulations issued under section 414(o) of the Code.
     (b) The Sellers have delivered or made available to the Buyer true, correct and complete copies of (i) all documents governing the Plans, and all amendments thereto, (ii) all reports filed within the past three (3) years by a Company or Subsidiary, a Benefits Affiliate or a Plan official with the United States Department of Labor, the Internal Revenue Service (the “IRS”) or any other federal or state regulatory agency with respect to a Plan, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of the Plans, (iv) all actuarial, accounting and financial reports, if any, prepared with respect to any of the Plans and (v) all currently effective IRS ruling or determination letters on any of the Plans.
     (c) The Plans and provisions thereof, any trusts created thereby and the operation of the Plans are (and at all times have been) in all material respects in compliance with and conform (and at all times have been in all material respects in compliance with and conformed) to the applicable provisions of the Code, ERISA and all other applicable statutes and governmental rules and regulations.
     (d) The Plans marked on Schedule 4.18(d) hereto as “Qualified Plans” are the only Plans that are intended to meet the requirements of section 401(a) of the Code (a “Qualified Plan”). The Company and its Benefits Affiliates have never maintained or contributed to any other Qualified Plan. Each of the Qualified Plans has been determined by the IRS to be qualified under section 401(a) of the Code and exempt from tax under section 501(a) of the Code, and each such determination remains in effect and has not been revoked. Nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty or tax under ERISA or the Code, and the Qualified Plans have been timely amended to comply with current law and regulations.
     (e) With respect to each Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could result in any liability, direct or indirect, for a Company, Subsidiary or Benefits Affiliate or any shareholder, officer, director or employee of a Company or Subsidiary or a Benefits Affiliate. The Company and its Benefits Affiliates have paid all amounts that a Company or Subsidiary and its Benefits Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved, to the knowledge of the Management Sellers, in conformity with GAAP, except for such differences from GAAP as are described on Schedule 4.4(a) hereto; and all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law. No Plan provides for the investment in stock of a Company or Subsidiary or a Benefits Affiliate.
     (f) The Company and its Benefits Affiliates have not incurred any liability for any excise, income or other taxes or penalties with respect to any Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such liability. There are no pending or threatened claims by or on behalf of any Plans, or by or on behalf of any participants in or beneficiaries of any Plans or other persons, alleging any breach of fiduciary duty on the part of a Company or Subsidiary or any Benefits Affiliate or any of their officers, directors or employees under ERISA or any applicable law, or claiming benefit payments other than those made in the ordinary operation of such Plans, nor is there any basis for any such claim. No Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other governmental entity, and no matters are pending with respect to any Plan under any IRS program.
     (g) No Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Plan or other agreement of a Company, Subsidiary or Benefits Affiliate will be considered “excess parachute payments” under section 280G of the Code. No Plan triggers the imposition of penalty taxes under section 409A of the Code. Each Plan that is subject to section 409A of the Code has been maintained and operated in good faith based on IRS guidance with respect to section 409A of the Code and has been amended to comply with section 409A of the Code. No Company, Subsidiary or Benefits Affiliate has declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.
     (h) No Company, Subsidiary or Benefits Affiliate has made any plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan. No statement, either written or oral, has been made by any Company, Subsidiary or Benefits Affiliates to any person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to a Company, Subsidiary or Benefits Affiliates. All Plans may be amended or terminated without penalty by a Company, Subsidiary or Benefits Affiliate at any time on or after the Closing.
     (i) All persons classified by a Company, Subsidiary or Benefits Affiliate as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; a Company or Subsidiary and its Benefits Affiliates have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and no Company, Subsidiary or Benefits Affiliates have any obligations to provide benefits with respect to such persons under Plans or otherwise. No individuals are currently providing, or have ever provided, services to a Company, Subsidiary or Benefits Affiliate pursuant to a leasing agreement or similar type of arrangement, nor has any Company, Subsidiary or Benefits Affiliate entered into any arrangement whereby such services will be provided.
     (j) No Plan is, and no Company, Subsidiary or Benefits Affiliate has any liability, actual or contingent, with respect to any Plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a multiemployer pension plan, as that term is defined in sections 4001(a)(3) and 3(37) of ERISA, (iii) a plan providing life, health or medical benefits to retired or terminated employees (other than as required by sections 601-608 of ERISA) or (iv) a “multiple employer welfare arrangement” as defined in section 3(40) of ERISA.
     (k) With respect to any Plan that is an employee welfare benefit plan (within the meaning of section 3(1) of ERISA) (a “Welfare Plan”), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deductions and (ii) any Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all of the requirements of ERISA and section 4980B of the Code.
     (l) Except as otherwise provided in this Section 4.18, no Company or Subsidiary provides or maintains, or is required under applicable law to provide or maintain, for its employees, itself or any other person, any pension, retirement, profit-sharing or other plan or policy for the benefit of employees, itself or any other person which is required to comply with, and no Company or Subsidiary has liabilities with respect to itself or any other person under ERISA.
     4.19 Environmental Matters. In addition to the representations and warranties in Section 4.12 hereof and not in limitation thereof, and except as disclosed on Schedule 4.19 hereto, (a) no releases by any of the Companies and, to the Knowledge of the Management Seller, by any other persons of Hazardous Materials (as defined in this Section 4.19) in violation of Environmental Laws have occurred at or from any property which is now owned, operated, leased or otherwise used by a Company or Subsidiary or which was owned, operated, leased or otherwise used at any prior time by a Company or Subsidiary or any of their predecessors, (b) there are no past, pending or threatened Environmental Claims (as defined in this Section 4.19) against a Company or Subsidiary, (c) there are no underground storage tanks owned by a Company or Subsidiary, or, to the Knowledge of the Management Sellers, located at any facility now or at any prior time owned, operated, leased or otherwise used by a Company or Subsidiary or any of their predecessors, (d) to the Knowledge of the Management Sellers, there are no facts, circumstances, or conditions that would reasonably be expected to restrict, under any Environmental Law or Environmental Permit (each as defined in this Section 4.19) in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property owned, operated, leased or otherwise used by a Company or Subsidiary, or to give rise to any legal liability of a Company or Subsidiary under the Environmental Laws pertaining to any property now or at any prior time owned, operated, leased or otherwise used by a Company or Subsidiary or any of their predecessors, (e) no Management Seller, Company or Subsidiary has received a request under any of the Environmental Laws for information relating to any property now or at any prior time owned, operated, leased or otherwise used by a Company or Subsidiary or any of their predecessors, (f) to the Knowledge of the Management Sellers, there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to any property now or at any time owned, operated, leased or otherwise used by a Company or Subsidiary or any of their predecessors, (g) to the Knowledge of the Management Sellers, none of the properties owned, operated, leased or otherwise used by a Company or Subsidiary or any of their predecessors, are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”), the CERCLA Information System, or any comparable state or local environmental database, (h) to the Knowledge of the Management Sellers, there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now or at any prior time owned, operated, leased or otherwise used by a Company or Subsidiary or any of their predecessors, (i) no Management Seller, Company or Subsidiary has provided information to any governmental authority of any actual, threatened or suspected releases of Hazardous Materials or any violation of an Environmental Permit or other requirement of Environmental Laws and (j) to the Knowledge of the Management Sellers, there is no liability with respect to the cleanup or investigation at any facility or property at which a Company or Subsidiary or any of their predecessors disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials. As used in this Agreement:
     (i) “Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a governmental authority or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property of a Company or Subsidiary or any of their predecessors, or any facility or property at which a Company or Subsidiary or any of their predecessors disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including without limitation employees of a Company or Subsidiary seeking damages for exposure to Hazardous Materials;

     (ii) “Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials;
     (iii) “Environmental Permits” means any and all permits, licenses, approvals, authorizations and consents required by any governmental authority under any applicable Environmental Laws and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and
     (iv) “Hazardous Materials” means any and all hazardous, toxic or radioactive substances, materials and wastes which are regulated by any state or local governmental authority or the United States of America, including without limitation any material or substance that is: (A) defined as a “hazardous substance”, “regulated substance” or “solid waste” under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos, (D) designated as a “hazardous substance” pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321), (E) defined as a “hazardous waste” pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (F) defined as a “hazardous substance” pursuant to section 101 of the CERCLA, (G) defined as a “regulated substance” pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6991) or (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. §300(f) et seq., or the Occupational Safety and Health Act, as amended, 29 U.S.C. §651 et seq.
     4.20 Intellectual Property Matters (a) Schedule 4.20(a) hereto sets forth a complete list of all SourceCF Intellectual Property Rights which are subject of registrations or applications for registration (as hereinafter defined in this Section 4.20(a)) and specifies the jurisdictions in which such SourceCF Intellectual Property Rights have been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 4.20(a) hereto also lists any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any SourceCF Intellectual Property Right. As used in this Agreement:
     (i) “Intellectual Property” means any or all of the following and all rights therein, arising out thereof, or associated therewith: (A) all US and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, foreign counterparts, improvements thereto, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (collectively, “Patents”), (B) all proprietary information, including trade secrets, know-how, methodologies, processes, customer lists, supplier lists, products plans, service plans and rights in research and development (collectively, “Know-How”), (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, and any renewals, modifications and extensions thereof (collectively, “Copyrights”), (D) all industrial designs and any registrations and applications therefor throughout the world, (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor (collectively, “World Wide Web Property”), (F) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, brand names, trade dress, and all goodwill associated therewith throughout the world and any renewals, modifications and extensions thereof (collectively, “Trademarks”), (G) any Technology (not included in one of the foregoing (A)-(F)) that is the subject of an application for registration, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, and (H) any corresponding or equivalent rights to any of the foregoing anywhere in the world.
     (ii) “SourceCF Intellectual Property Rights” means all Intellectual Property in and to which the Company or a Subsidiary owns all right, title and interest.
     (iii) “SourceCF Licensed Intellectual Property Rights” means all Intellectual Property licensed or sublicensed by the Company or a Subsidiary from a third party.
     (iv) “Technology” means any or all of the following: (A) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works, (B) inventions (whether or not patentable), improvements, tools, methods, processes and technology, (C) technical data, tools, methods and processes, (D) databases, data compilations, data collections and technical data, (E) Know How, and (F) all instantiations of the foregoing in any form and embodied in any media.
     (b) Except as set forth in Schedule 4.20(b) hereto, each SourceCF Intellectual Property Right listed in Schedule 4.20(a) is in compliance with all requirements required to maintain the foregoing in full force and effect (including payment of all filing, examination, annuity and maintenance fees) and all necessary documents and certificates in connection with such SourceCF Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the US or foreign jurisdictions, as the case may be, for the purposes of maintaining such SourceCF Intellectual Property Rights in the jurisdictions set forth in Schedule 4.20(a) hereto. Except as set forth on Schedule 4.20(b) hereto, there are no actions that must be taken by a Company or Subsidiary within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any SourceCF Intellectual Property Rights listed in Schedule 4.20(a) in the jurisdictions set forth in Schedule 4.20(a) hereto.
     (i) In each case in which a Company or Subsidiary has acquired all right, title and interest to any Technology or Intellectual Property from any person, such Company or Subsidiary (as the case may be) has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology or Intellectual Property to it sufficient to allow such Company or Subsidiary to file for and, as applicable, maintain, the related SourceCF Intellectual Property Rights. To the extent necessary under applicable laws and regulations, the Companies and Subsidiaries have recorded each such assignment to a Company or Subsidiary with the relevant governmental or regulatory body or authority, including the PTO, the US Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
     (ii) Except as set forth on Schedule 4.20(b) hereto, no Company or Subsidiary has claimed a particular status, including “small entity status” as defined under section 3 of the Small Business Act, in an application for any SourceCF Intellectual Property Rights, which claim of status was at the time made, or which has since become, inaccurate or false.

     (c) Except as set forth in Schedule 4.20(c) hereto, to the knowledge of the Management Sellers, the Companies and Subsidiaries, there is no information, material, fact or circumstance, including any information or fact that would constitute prior art, that would render any SourceCF Intellectual Property Rights or SourceCF Licensed Intellectual Property Rights listed in Schedule 4.20(a) invalid or unenforceable, or would adversely affect any pending application for any SourceCF Intellectual Property Right and no Company or Subsidiary has misrepresented, or failed to disclose or has any knowledge of any material misrepresentation or failure to disclose, any fact or circumstance in any application for any SourceCF Intellectual Property Right that would constitute fraud or a misrepresentation (as defined by the governing law of the United Stated Court of Appeals for the Federal Circuit as of the Effective Date of this Agreement) with respect to such application or that would otherwise affect the validity or enforceability of any SourceCF Intellectual Property Right.
     (d) Except as set forth in Schedule 4.20(d) hereto, each item of the SourceCF Intellectual Property Rights is free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever.
     (i) Except as set forth in Schedule 4.20(d) hereto, the Companies and Subsidiaries are the exclusive owners of all SourceCF Intellectual Property Rights listed in Schedule 4.20(a) hereto and have the right to the use the SourceCF Intellectual Property Rights in connection with the business of the Companies and Subsidiaries as currently conducted and as currently contemplated to be conducted by any Company or Subsidiary. Furthermore, no Company or Subsidiary is contractually obligated to pay any compensation to any third party in respect of the SourceCF Intellectual Property Rights.
     (ii) Schedule 4.20(d) hereto sets forth a complete list of all agreements, contracts and commitments (other than assignments of copyright by employees, consultants and individual contributors of the Companies and Subsidiaries) pursuant to which a third party has licensed or transferred any Intellectual Property that is included in the SourceCF Licensed Intellectual Property Rights to any Company or Subsidiary and includes the date thereof and identity of all parties thereto.
     (iii) Except as set forth in Schedule 4.20(d) hereto, no person who has licensed any Technology or Intellectual Property rights to any Company or Subsidiary (other than “off-the-shelf” software) has ownership rights or license rights to improvements made by such Company or Subsidiary in such Technology or Intellectual Property.
     (iv) Except as set forth in Schedule 4.20(d) hereto, the Companies and Subsidiaries have sufficient rights (and no Company or Subsidiary is contractually obligated to pay any compensation, other than licensing fees, milestones, royalties and similar obligations set forth in the applicable license agreement and referenced in Schedule 4.20(d) hereto, to any third party in respect thereof, to use the SourceCF Licensed Intellectual Property in connection with the business of the Companies and Subsidiaries as currently conducted and as currently contemplated to be conducted by any Company or Subsidiary.
     (v) Except as set forth in Schedule 4.20(d) hereto, none of the Technology or services of any Company or Subsidiary include or incorporate any software (other than off-the-shelf or click-through software applications or non-customized software applications programs having an acquisition price of less than $10,000) whose ownership has been retained by a third party.
     (vi) Except as set forth in Schedule 4.20(d) hereto, all Technology used in or necessary to the conduct of the business of the Companies and Subsidiaries as currently conducted and as currently contemplated to be conducted by any Company or Subsidiary was written or created solely by either (i) employees of a Company or Subsidiary acting within the scope of their employment or (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to a Company or Subsidiary, and no third party owns or has any rights to any of the SourceCF Intellectual Property Rights listed on Schedule 4.20(a).
     (vii) Neither the Company nor the Subsidiaries have granted rights that conflict with the rights or licenses included in the SourceCF Intellectual Property Rights or the SourceCF Licensed Intellectual Property Rights.
     (viii) There are no existing agreements, options, commitments, or rights with, of, or to any person to acquire or obtain any rights with respect to SourceCF Intellectual Property Right or SourceCF Licensed Intellectual Property Right.
     (e) Neither the Company nor the Subsidiaries have entered into any agreement to indemnify any person against any charge of infringement of any intellectual property that would impact the ability of a Company or Subsidiary to enforce the SourceCF Intellectual Property Right or, to the extent enforceable by the Company or its Subsidiaries, the SourceCF Licensed Intellectual Property Right.
     (f) All employees and consultants of the Companies and Subsidiaries have entered into valid and binding written agreements with the Companies and Subsidiaries sufficient to vest title in the Companies and Subsidiaries of all Intellectual Property created by such employee or consultant while employed or engaged by a Company or Subsidiaries. Schedule 4.20(f) hereto lists each employee and consultant of a Company or Subsidiary who has developed or contributed to the development of any SourceCF Intellectual Property Rights or has developed or contributed Intellectual Property covered by the SourceCF Licensed Intellectual Property Rights.
     (g) Except as set forth in Schedule 4.20(g) hereto, the Companies and Subsidiaries have taken commercially reasonable steps to protect the rights of the Companies and Subsidiaries in (i) SourceCF Intellectual Property Rights and the SourceCF Licensed Intellectual Property Rights, (ii) the confidential information and Know How that they wish to protect or any Know How or confidential information of third parties provided to any Company or Subsidiary and (iii) the source code of all proprietary software of the Companies and Subsidiaries and related system-level documentation, and, without limiting the foregoing, each Company and Subsidiary has and enforces a policy requiring each employee and contractor to execute a proprietary information/nondisclosure agreement substantially in the form(s) provided to the Buyer and all employees and contractors of the Companies and Subsidiaries have executed such an agreement.
     (h) Except as set forth in Schedule 4.20(h) hereto, no Management Seller, Company or Subsidiary has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any rights to, or joint ownership of, any Technology or Intellectual Property right that is or was included in the SourceCF Intellectual Property Rights or the SourceCF Licensed Intellectual Property Rights, to any third party.
     (i) To the knowledge of the Management Sellers, the Company and Subsidiaries, without independent investigation, the SourceCF Intellectual Property Rights and the SourceCF Licensed Intellectual Property Rights constitutes all the Technology and Intellectual Property rights reasonably necessary to conduct the business of the Companies and Subsidiaries as currently conducted and as currently contemplated to be conducted by any Company or Subsidiary.

     (j) To the knowledge of the Management Sellers, the Companies and Subsidiaries, there have been no acts or omissions by the officers, managers, directors, employees, contractors and licensees of a Company or Subsidiary the result of which would be to materially compromise the rights of any Company or Subsidiary to enforce legal protection for SourceCF Intellectual Property Rights or the SourceCF Licensed Intellectual Property Rights.
     (k) Except as set forth in Schedule 4.20(k) hereto, the execution and delivery of this Agreement by Management Sellers, and the consummation of the transactions contemplated hereby, will not cause any Company or Subsidiary to be in default under any license, sublicense or other agreement, contract or commitment listed in, or which should be listed in, Schedule 4.20(d) hereto, nor cause the forfeiture or termination or give rise to a right of forfeiture or termination of any SourceCF Intellectual Property Right or SourceCF Licensed Intellectual Property Right or that requires the execution and filing with an appropriate governmental agency (including any affidavits or renewals) or the consent of a third party in connection with the consummation of the transactions contemplated by this Agreement.
     (l) The Companies and the Subsidiaries have not received notice that they are in default of, and to the knowledge of the Management Sellers, Companies, or Subsidiaries, are not in default of and have not failed to perform under, any of the foregoing licenses, sublicenses or other agreements, contracts and commitments, and to the knowledge of the Management Sellers, Companies, or Subsidiaries, no other party to any such license, sublicense or other agreement, contract or commitment is in default thereof or has failed to perform a material obligation thereunder and no third party has raised any claim, dispute or controversy to the attention of the Companies or Subsidiaries with respect to any of the foregoing licenses, agreements, contracts or commitments.
     (m) With respect to the SourceCF Licensed Intellectual Property Rights, the Companies and Subsidiaries are in compliance with all license terms and conditions, and no Company, Subsidiary or Management Seller has received written notice or warning or, to the knowledge of the Management Sellers, the Companies or Subsidiaries, oral notice or warning of alleged nonperformance, delay in delivery or other noncompliance by a Company or Subsidiary with respect to their obligations thereunder.
     (n) Following the Closing, the Companies and Subsidiaries will be permitted to exercise all of their rights under the SourceCF Licensed Intellectual Property Rights to the same extent the Companies and Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Companies and Subsidiaries would otherwise be required to pay and without obtaining the consent or permission of any party to such licenses, sublicenses and other agreements, contracts and commitments except for third party consents set forth in Schedule 4.20(d) hereto.
     (i) The Companies and the Subsidiaries have obtained any and all necessary consents from consumers with regard to the collection and dissemination by the Companies’ and Subsidiaries’ of personal consumer information in accordance with the privacy policy published on any website owned and/or operated by or on behalf of the Companies and Subsidiaries and the practices of the Companies and Subsidiaries regarding the collection and use of personal consumer information are and have been in accordance with such privacy policies.
     (ii) When exporting or re-exporting products and information directly or indirectly, via any means, including electronic transfer, the Companies and Subsidiaries have done so in accordance with the US Department of Commerce Bureau of Industry and Security Export Administration Regulations and the laws of host countries, and the Companies and Subsidiaries have obtained any necessary export approvals. Specifically and without limitation, the

Companies and Subsidiaries have not exported products to embargoed or otherwise restricted countries or end users.
     (iii) Sellers have implemented reasonable procedures to reduce the contamination of the Technology of the Companies and Subsidiaries with Harmful Code, where “Harmful Code” means any code constructed with the ability to damage, interfere with, or adversely affect computer programs, data files or hardware without the consent or intent of the computer user, including self-replacing and self-propagating programming instructions commonly called “viruses,” “trojan horses” and “worms.”
     (o) Except as set forth on Schedule 4.20(o) hereto, no Company or Subsidiary has been sued or charged as a defendant in any dispute, claim, action, suit, proceeding, arbitration or investigation which involves a claim of infringement of any Technology or Intellectual Property right of any third party. To the knowledge of the Management Sellers, the operation of the business of the Companies and Subsidiaries as currently conducted and as currently contemplated to be conducted by any Company or Subsidiary does not and will not infringe or misappropriate any Technology or Intellectual Property right of any third party, violate any right to privacy or publicity of any third party or constitute unfair competition or trade practices under the laws of any US state or federal or any foreign jurisdiction, and no Company or Subsidiary has received notice from any third party claiming that the businesses of the Companies and Subsidiaries as currently conducted or as currently contemplated to be conducted by any Company or Subsidiary infringes or misappropriates any Technology or Intellectual Property right of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Management Seller, Company or Subsidiary have knowledge of any basis therefor). The Companies and the Subsidiaries have taken reasonable measures customary in the line of business in which the Company or Subsidiary operate to prevent the inclusion of third party proprietary materials in the products and services of the Companies and Subsidiaries, unless the Companies and Subsidiaries have secured the necessary license rights for the conduct of their business.
     (p) Except as set forth on Schedule 4.20(p) hereto, to the knowledge of the Management Sellers, no person is infringing or misappropriating any SourceCF Intellectual Property Right or SourceCF Licensed Intellectual Property Right.
     (q) Except as set forth in Schedule 4.20(q), no SourceCF Intellectual Property Right or, to the knowledge of the Management Sellers, no SourceCF Licensed Intellectual Property Right or service of a Company or Subsidiary is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by a Company or Subsidiary or may affect the validity, use or enforceability of such right.
     (r) To the knowledge of the Management Sellers, Companies or Subsidiaries, no (i) product, Technology, or service of a Company or Subsidiary, (ii) material published or distributed by a Company or Subsidiary or (iii) conduct or statement of a Company or Subsidiary constitutes a defamatory statement or material, false advertising or otherwise violates any applicable federal, state or foreign law or regulations.
     4.21 Food and Drug Administration Compliance. Except as set forth on Schedule 4.21 hereof, in addition to the representations and warranties in Section 4.12 hereof and not in limitation thereof:
     (a) each Company and Subsidiary has complied with all applicable statutes, regulations, policies, guidances or guidelines (including rules, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) administered or issued by any federal, state, local or foreign agency or governmental body, including the United States Food and Drug Administration (“FDA”), having regulatory authority over a Company’s or Subsidiary’s products or operations, including, but not limited to, the following: (i) the Federal Food, Drug and Cosmetic Act, as amended, (“FFDCA”) and the regulations promulgated thereunder; (ii) any applicable FDA investigational new drug application, new drug application, investigational device exemption, premarket approval or 510(k) premarket notification; (iii) the applicable provisions of FDA’s good manufacturing practice requirements, as set forth at 21 C.F.R. Parts 210, 211 and 820; and (iv) state laws and regulations governing the practice of pharmacy and the distribution of drugs and medical devices;
     (b) each Company and Subsidiary holds all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals, notifications and other authorizations from governmental or regulatory bodies or authorities which are required to market, sell or distribute its products, to own, lease and operate its properties and assets, or to carry on its business as it is now being conducted, or otherwise which are material to the operation of the businesses of the Companies and Subsidiaries, including all FDA notifications and applications required to be cleared or approved for any products researched, developed, tested, distributed, packaged, labeled, marketed, manufactured, compounded, distributed, sold and/or commercialized by a Company or Subsidiary in the United States (collectively, the “SourceCF Permits”). None of the Companies or Subsidiaries test, manufacture or compound any products;
     (c) all such SourceCF Permits are in full force and effect, and none of SourceCF Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the knowledge of any Seller, Company or Subsidiary threatened, and the Companies and Subsidiaries have been and are in compliance in all material respects with the terms of SourceCF Permits and any conditions placed thereon;
     (d) except as identified in Schedule 4.21 hereto, no governmental agency or regulatory authority has issued any notice, warning letter, regulatory letter, untitled letter, FDA Form 483 or other communication or correspondence to a Company or Subsidiary, alleging that a Company or Subsidiary is or was in violation of any law, regulation, rule, ordinance, clearance, approval, permission, authorization, consent, exemption, guidance or guideline applicable to products researched developed, tested, manufactured, compounded, packaged, labeled, marketed, distributed, sold, and/or commercialized by a Company or Subsidiary, or alleging that a Company or Subsidiary was or is the subject of any pending, threatened or anticipated administrative agency or government entity investigation, proceeding, review or inquiry, or that there are circumstances currently existing which might reasonably be expected to lead to any loss of or refusal to renew any of SourceCF Permits;
     (e) no products of a Company or Subsidiary have been recalled, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, and no Management Seller, Company or Subsidiary has received notice, either completed or pending, of any proceeding seeking a recall, removal or corrective action of any products, and no Management Seller, Company or Subsidiary is aware of any information to indicate that a recall may be necessary for any products of a Company or Subsidiary;
     (f) no Company or Subsidiary, and no employee or agent of a Company or Subsidiary, has made an untrue statement of material fact or fraudulent statement to, or filed a false claim or report with, any governmental or regulatory authority, or failed to disclose a material fact required to be disclosed to any governmental or regulatory authority, or has ever been investigated by the FDA, National Institutes of Health (“NIH”), Office of the Inspector General for the Department of Health and Human Services (“OIG”), Department of Justice or other comparable governmental authority for data or healthcare program fraud;
     (g) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice, review or inquiry relating to a Company’s or a Subsidiary’s development, testing, manufacture,

distribution or sale of its products has been filed or commenced, or is pending against a Company or Subsidiary, and to the knowledge of the Management Sellers, the Companies and Subsidiaries, no such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice is pending or has been threatened;
     (h) no investigation or review by any governmental or regulatory body or authority is pending, or to the knowledge of any Management Seller, Company or Subsidiary threatened, against any Company or Subsidiary, nor, to the knowledge of any Management Seller, Company or Subsidiary, has any governmental or regulatory body or authority indicated an intention to conduct the same;
     (i) no Company or Subsidiary, nor any employee or agent of a Company or Subsidiary, has been (i) disqualified or debarred by the FDA or other Governmental Authority for any purpose pursuant to applicable law (including but not limited to the statutory debarment provisions at 21 U.S.C. § 335a(a) or (b)); or (ii) charged or convicted for conduct relating to the development or approval of, or otherwise relating to the regulation of, any drug product under any applicable law; and
     (j) no Company or Subsidiary, nor any employee or agent of a Company or Subsidiary, has violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including without limitation the anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), or has been excluded or threatened with exclusion under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003.
     4.22 Transactions with Affiliates. Except as set forth in Schedule 4.22 hereto, no Seller or any current or former director, manager, officer, shareholder, member or employee of any Company or Subsidiary owns or during the past three years has owned, directly or indirectly, or has, or within the past three years has had, an interest, either of record, beneficially or equitably, in any business, corporate or otherwise, which (a) has or had, or which is or was a party to, or in any asset or property which is or was the subject of, any material contract, agreement, business arrangement, relationship or course of dealing with a Company or Subsidiary, or (b) conducts any of the same businesses as, or a similar business to, any of the businesses conducted by the Companies and Subsidiaries.
     4.23 No Brokers or Finders. All negotiations by the Sellers relative to this Agreement have been carried on by the Sellers directly without the intervention of any person who may be entitled to any brokerage or finder’s fee or other commission or compensation in respect hereof or the consummation of the transactions contemplated hereby.
     4.24 No Third Party Options. Except as set forth in Schedule 4.24 hereto, there are no existing agreements, options, commitments or rights with, to or in any third person to acquire any of the assets or properties of a Company or Subsidiary or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice for the sale of the Companies’ and the Subsidiaries’ products and services.
     4.25 Schedules; Delivery of Documents; Corporate Records. The Sellers have delivered or made available to the Buyer the originals or true, correct and complete copies of all documents, including without limitation all amendments, supplements or modifications thereof or waivers currently in effect thereunder, referred to on the Schedules hereto or otherwise material to the representations and warranties in this Agreement and have also delivered to the Buyer copies of the charters and organizational documents (each as amended to date) of the Companies and Subsidiaries. The minute, stock and membership interest record books of the Companies and Subsidiaries, which have been made available to the Buyer for its inspection, contain true, correct and complete copies of all charter documents and the records of all material meetings and consents in lieu of meeting of the Boards of Directors and Boards of

Managers (and any committees thereof) and voting shareholders and members of each Company or Subsidiary since the date of its incorporation or formation.
     4.26 Completeness of Disclosure. No representation or warranty by any Seller contained in this Agreement or any Schedule or Exhibit hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.
     5. Representations and Warranties of the Buyer. The Buyer represents and warrants to each of the Sellers as follows:
     5.1 Corporate Existence. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     5.2 Corporate Power and Authorization. The Buyer has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance hereof by the Buyer have been duly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms.
     5.3 Validity of Contemplated Transactions; Etc. The execution, delivery and performance of this Agreement by the Buyer will not contravene or violate (a) any law, rule or regulation to which the Buyer is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Buyer or (c) the Certificate of Incorporation or Bylaws of the Buyer; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment or agreement, oral or written, to or by which the Buyer is a party or otherwise bound or affected or by which any of the Buyer’s assets or properties may be bound or affected. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance hereof by the Buyer.
     5.4 No Brokers or Finders. All negotiations by the Buyer relative to this Agreement have been carried on by the Buyer or its affiliates directly without the intervention of any person who may be entitled to any brokerage or finder’s fee or other commission or compensation in respect hereof or the consummation of the transactions contemplated hereby.
     6. Covenants.
     6.1 Non-Competition. The Buyer and each of the Management Sellers hereby agree that the covenants set forth in this Section 6.1 are a material and substantial part of the transactions contemplated by this Agreement.
     (a) Prohibited Activities. Subject to the last paragraph of this Section 6.1(a), until one year after termination of any employment relationship which he may have with the Buyer (or any of its affiliates) or a Company or Subsidiary or any successor to, or new subsidiary of, the Buyer (or any of its affiliates) a Company or Subsidiary or any such successor or subsidiary (individually, a “New Entity” and collectively, “New Entities”), each Management Seller agrees that he will not, anywhere in the world (the “Territory”), unless acting for a Company or Subsidiary or any such New Entity or in accordance with the Buyer’s prior written consent:
     (i) (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer,

director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, any business or enterprise engaged anywhere in the Territory in any of the businesses engaged in by the Buyer, a Company or Subsidiary on the Closing Date, or any of the businesses engaged in by the Buyer, Eurand N.V. (to the extent a Management Seller is involved in such Eurand N.V. businesses or acquires confidential or proprietary information relating thereto), a Company or Subsidiary or any such New Entity, either during his employment or at the time of its termination;
     (ii) call on or solicit any person who or which is, at that time, or has been within one year prior thereto, a customer of the Buyer, Eurand N.V., a Company or Subsidiary or of any such New Entity with respect to any business covered by clause (i) above; or
     (iii) solicit the employment of or hire any person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by the Buyer, Eurand N.V., a Company or Subsidiary or by any such New Entity on a full or part-time basis.
Notwithstanding the above, the foregoing covenant shall not be deemed to (i) prohibit either of the Management Sellers from acquiring as a passive investment not more than one percent of the outstanding voting capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association or (ii) prohibit or restrict any Management Seller from serving as an employee or consultant to, or making contributions to, the CF Foundation, the Boomer Esiason Foundation or the Cystic Fibrosis Therapeutics Development Network, or otherwise providing any services thereto.
If a Management Seller is entitled to a severance payment from a Company or Subsidiary or New Entity following his termination of employment, the provision in clause (y) in the first paragraph of this Section 6.1(a) shall only apply if and so long as the Management Seller is paid such severance payment in accordance with the applicable terms thereof.
     (b) Prohibited Activities — Use of Name. Each Seller acknowledges and agrees (i) that the name “SourceCF” and all related or similar trade names, trademarks, service marks, corporate names and logos or any part, derivative or combination thereof (collectively, the “SourceCF Names & Marks”) constitute part of the SourceCF Intellectual Property and, as such, are valuable assets of the Companies and Subsidiaries, and (ii) that following the Closing, no such Seller, directly or indirectly through or with any third party, will be entitled to, and will not, use, directly or indirectly, the SourceCF Names & Marks or any variations and derivations thereof.
     (c) Remedies. Each Management Sellers acknowledges that (i) the businesses of the Companies and Subsidiaries are global in scope and the provisions of this Section 6.1 are reasonable and necessary to protect the legitimate interests of the Buyer as the purchaser of the Securities, (ii) any violation of this Section 6.1 will result in irreparable injury to the Buyer, the Companies and Subsidiaries and the other new entities referred to in Section 6.1(a) hereof, and that damages at law would not be reasonable or adequate compensation to the Buyer, the Companies or the Subsidiaries and such New Entities for a violation of this Section 6.1 and (iii) the Buyer, the Companies and Subsidiaries and any such new entities shall be entitled to have the provisions of this Section 6.1 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.1, including without limitation estimated future earnings. In the event that the provisions of this Section 6.1 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

     (d) Jurisdiction. The Buyer and each of the Management Sellers intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 6.1 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to Section 10.14 hereof and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of the Buyer and each of the Management Sellers that such determination not bar or in any way adversely affect the right of the Buyer, the Companies or the Subsidiaries and any such new entities to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 6.1, such covenants being, for this purpose, severable into diverse and independent covenants.
     6.2 Tax Matters.
     (a) Preparation, Filing and Audit of Pre-Closing and Post-Closing Period Tax Returns.
     (i) Tax Periods Ending on or Before the Closing Date. The Management Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of, for, or including the Companies and Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Management Sellers shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Management Sellers will be responsible for any and all liability with respect to such Tax Returns if such Tax is not reserved for on the financial statements (provided that, with respect to any SourceCF, Inc. United States or Alabama income Tax liability with respect to the period beginning on January 1, 2007 and ending on the Closing Date, the Management Sellers will not be responsible for the first $80,000 of any such SourceCF, Inc. Tax liability, and shall not be responsible for all such amounts in excess of such $80,000 amount), and, upon request from the Buyer, the Management Sellers shall provide reasonable assurances that such liability has been satisfied in a timely manner.
     (ii) Tax Periods Beginning Before and Ending after the Closing Date. The Buyer or its successor shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of, for, or including the Companies and Subsidiaries for periods which begin before the Closing Date and end after the Closing Date. The Management Sellers shall pay within 15 days following any demand by the Buyer or its successor with respect to such Tax Returns, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending at the close of the Closing Date and which was not reserved for on the financial statements (as determined pursuant to Section 6.2(c) hereof).
     (iii) Audit. If the IRS or any other governmental entity undertakes an audit of any of the Tax Returns of, for or including the Companies or the Subsidiaries for any period ending on or prior to the Closing Date or for any Straddle Period, the Buyer shall promptly notify the Management Sellers of such audit. If the audit is an audit for any period ending on or before the Closing, the Management Sellers shall, at their sole cost and expense, respond to and control such audit on behalf of the Companies and Subsidiaries, subject to the right of the Buyer (at its sole cost and expense) to participate in such audit and to provide comments, in advance of any settlement agreement or other final action to be taken in connection therewith. If the audit is for any period ending after the Closing Date or any Straddle Period return, the Buyer shall respond to and control such audit, subject to the Management Sellers’ right (at their sole cost and expense) to participate in any such audit, and also subject to the right of the Management Sellers to approve, in advance, any settlement agreement or other final action to be taken in connection therewith if such action relates to any matter as to which the Management Sellers are obligated to provide indemnification hereunder. No approval referred to in this paragraph shall be unreasonably withheld by the Management Sellers. The Buyer shall cooperate with the Management Sellers in responding to any such audit, including preserving and making available relevant records and making appropriate personnel available to assist in any such audit response. Any penalties or other consequences due to Buyer’s failure to timely notify the Management Sellers under this Section 6.2(a)(iii) shall be borne solely by Buyer. The Management Sellers shall be entitled to be reimbursed by the Companies and the Subsidiaries if the Taxes had been reserved but had not been paid by the Companies or Subsidiaries after Closing.
     (iv) Extensions or Waivers. The Buyer and the Management Sellers agree not to enter into a voluntary extension or waiver of any statute of limitations for any taxable period that ends on or before the Closing Date, or which begins before and ends after the Closing Date, without a prior mutual discussion and consent (which consent will not be unreasonably withheld).
     (b) Cooperation in Filing Tax Returns. The Buyer and the Management Sellers shall, and shall each cause their affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Companies and Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party the notice prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.
     (c) Allocation of Certain Taxes.
     (i) If the Companies and Subsidiaries are permitted but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.
     (ii) In the case of Taxes arising in a taxable period of one of the Companies or the Subsidiaries that includes, but does not end on, the Closing Date, except as provided in Section 6.2(c)(iii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period. “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. The parties do not contemplate that the transactions under this Agreement will result in gain recognition for the Companies or the Subsidiaries for Federal income tax purposes and the parties further agree not to take any contrary reporting position on any Tax Return, make any contrary election for or on behalf of the Company or the Subsidiaries, or dissolve, liquidate, convert, merge, or otherwise change any Company or Subsidiary, change any tax accounting methodology, include the Company or any Subsidiary in any consolidated group or return or make any other change, in such a way as to cause gain recognition for federal income tax purposes for any Company or Subsidiary in a Pre-Closing Period.
     (iii) Subject to Sections 6.2(c)(i) and 6.2(c)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes (including Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes), other than Taxes based upon or related to income or receipts, or franchise Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts, or franchise Taxes be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Companies.
     (d) Carryovers, Refunds, and Related Matters.
     (i) Any refund of Taxes to any Company or Subsidiary (including any interest thereon) shall be the property of the applicable Company or Subsidiary, or their respective successors, and shall be retained by the applicable Company or Subsidiary, or their respective successors. For the avoidance of doubt, any refund or rebate of Taxes attributable in part or in whole to the compensation deduction for a Company or Subsidiary associated with the cancellation of compensatory options shall be retained by such Company or Subsidiary.
     (ii) If any item of loss or credit of one of the Companies or the Subsidiaries for a Post-Closing Period is carried back to a Pre-Closing Period, is used or otherwise absorbed and results in a refund or a reduction of Taxes otherwise payable, then such amounts shall be retained by the applicable Company or Subsidiary, or their respective successors. To the extent necessary, the Management Sellers shall cooperating (including filing amended returns if necessary) in obtaining such amounts.
     (iii) In the event that one of the Companies or the Subsidiaries (or successor thereto) realizes any item of loss or credit for Tax purposes for any Post-Closing Period, the Buyer may, in its sole discretion, carry forward such loss or credit.
     (iv) The Buyer shall not take any action, make any election or otherwise cause any Company or Subsidiary to make any tax elections, amendments or other positions different from that taken by the Companies and the Subsidiaries, cause any Company or Subsidiary to liquidate, dissolve or merge, or take any other action so as to cause the Pre-Closing Period Taxes to increase or change in such a manner as to cause any Seller or Company or Subsidiary to recognize any additional tax liability for any Pre-Closing Period.
     (e) Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Companies or the Subsidiaries shall be terminated with respect to the Companies and Subsidiaries as of the day before the Closing Date and, from and after the Closing Date, no Company or Subsidiary shall be obligated to make any payment to any Seller or affiliate, Taxing authority or other person pursuant to any such agreement or arrangement for any past or future period.

     6.3 Pre-Closing Cash Distribution. The parties acknowledge that at or before the Closing hereunder, the Companies and Subsidiaries will distribute all their available cash to the Sellers, subject to the following. In connection therewith the Management Sellers represent, warrant, covenant and agree as follows:
     (a) such distributions were made in accordance with law and all applicable charter, organizational documents and contractual and other obligations of the Companies and Subsidiaries;
     (b) at the time of the Closing, no Company or Subsidiary will have any Indebtedness. “Indebtedness” means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money, (ii) all obligations of such person for the deferred purchase price of property or services, (iii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases (other than any vehicle leases), (vi) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (vii) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed by such person, and (ix) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, security interest, charge, claim, restriction and other encumbrance or defect of title of any nature whatsoever on property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness;
     (c) since July 31, 2007 the Companies and Subsidiaries have paid their financial obligations in the ordinary course consistent with past practices, with such payments aggregating at least $1,100,000 (which amount includes the payments since such date with respect to purchases of inventory and employer-related payroll taxes);
     (d) prior to the Closing, the Companies and Subsidiaries will pay all amounts owing in respect of employee services performed on or prior to the Closing Date (including without limitation all compensation, bonuses and 401(k) contributions) or, if not so paid prior to the Closing, the pre-Closing cash distribution to the Sellers referred to above in this Section 6.3 shall be reduced by, and the Companies and Subsidiaries shall retain, cash sufficient to cover in full all such unpaid amounts; and
     (e) in addition to the foregoing, the Management Sellers shall provide that the Companies and Subsidiaries retain $42,000 after any pre-closing cash distribution to the Sellers by the Companies and Subsidiaries prior to the Closing leaves $42,000.
     6.4 Options and Warrants. At or immediately prior to Closing, each Outstanding Securities Right shall be canceled, and shall be converted into the right to receive only that consideration set forth on Schedule 6.4 hereto. The Buyer shall contribute to SourceCF the amount of the initial cash payments to be paid to the Optionees upon termination of their options pursuant to this Section 6.4 (other than payments which may be subsequently made to Optionees with respect to the Deferred Payment or the Revenue Milestone). Furthermore, the Buyer shall contribute to SourceCF, to the extent required, any amounts required by SourceCF to make any subsequent payments to Optionees with respect to the Deferred Payment or the Revenue Milestone.

     6.5 Replacement Lease at Biotech Center. SourceCF is currently negotiating a lease for new office space in the Hudson Alpha Biotech Center (the “New Lease”), to which the Companies and Subsidiaries will relocate when their current lease terminates. The parties agree that SourceCF will be the lessee on the New Lease, which is anticipated to be signed after the Closing, and that SourceCF will lease the premises subject thereto for a period not to exceed five years and for a base rent of not more than $15.00 per square foot and on such other reasonable terms and conditions, and provided that, in any case the New Lease shall provide for the early termination of such lease beginning on the thirtieth month thereof (and continuing thereafter) by payment of a termination fee of not more than the equivalent of six months rent thereunder.
     7. Conditions Precedent to Buyer’s Obligations. The obligation of the Buyer under this Agreement to purchase the Securities is subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:
     7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Sellers contained in this Agreement shall be true, correct and complete on and as of the Closing Date in all material respects; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Sellers on or before the Closing Date shall have been duly complied with, performed or satisfied by each Seller in all material respects; and the Buyer shall have received a certificate dated the Closing Date and signed by all of the Sellers, to the foregoing effects.
     7.2 Opinion of Sellers’ Counsel. The Buyer shall have received the written opinion dated the Closing Date of Bradley Arant Rose & White LLP, counsel for the Sellers, in form and substance reasonably satisfactory to the Buyer and its counsel.
     7.3 Employment Agreements. The Buyer shall have received the Employment Agreements of each of Walters and Stanley in the forms of Exhibits B and C hereto, respectively, duly executed by each of Walters and Stanley (the “Walters and Stanley Employment Agreements”).
     7.4 Material Contracts. The Buyer shall have received from the Seller’s Representative, executed on terms satisfactory to the Buyer, (i) a letter of consent containing confirmations and representations from PARI GmbH (“PARI”) in connection with the acquisition of Inhalation by the Buyer hereunder and the continued supply of the PARI eFlow devices, (ii) a letter of consent regarding confirmations and representations from The Technology Partnership plc (“TTP”) in connection with the acquisition of Inhalation by the Buyer hereunder and the continued supply of the PARI eFlow devices, (iii) an agreement between SourceCF and X-Gen Pharmaceuticals, Inc. extending the companies’ current sales and marketing agreements, and (iv) an agreement between SourceCF and National Vitamin extending the companies’ current agreements with regard to the supply of vitamin products.
     7.5 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Morgan, Lewis & Bockius LLP, counsel for the Buyer, in the exercise of its reasonable judgment. The Sellers shall also have delivered to the Buyer such other documents, instruments, certifications and further assurances as such counsel for the Buyer may reasonably require.
     8. Conditions Precedent to the Sellers’ Obligations. The obligations of the Sellers under this Agreement to sell the Securities are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

     8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date in all material respects; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied by the Buyer in all material respects; and the Sellers shall have received a certificate dated the Closing Date and signed by an officer of the Buyer to the foregoing effects.
     8.2 Opinion of Buyer’s Counsel. The Sellers shall have received the written opinion dated the Closing Date of Morgan, Lewis & Bockius LLP, counsel for the Buyer, in form and substance reasonably satisfactory to the Sellers and their counsel.
     8.3 Employment Agreements. Walters and Stanley shall have received the Walters and Stanley Employment Agreements, duly executed by the Company party thereto.
     8.4 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Bradley Arant Rose & White LLP, counsel for the Sellers, in the exercise of their reasonable judgment. The Buyer shall also have delivered to the Sellers such other documents, instruments, certifications and further assurances as such counsel for the Sellers may reasonably require.
     9. Indemnification.
     9.1 Indemnification by Each Seller. Solely out of the Revenue Milestone Payment and the Deferred Payment (except as otherwise provided in Section 9.6), each Seller severally, not jointly and severally, and only as to himself or itself and not as to any other Seller, shall reimburse, defend, indemnify and hold harmless the Buyer and its affiliates (including without limitation after the Closing a Company or Subsidiary) and each of their directors, officers and other employees (each such person and its, his or her heirs, administrators, personal representatives, successors and assigns is referred to herein as a “Buyer Indemnified Party”) from, against and in respect of:
     (a) any and all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, diminutions in value, settlement payments, deficiencies, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Claims”) suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of:
     (i) any breach of any representation or warranty of such Seller in Article 3 of this Agreement;
     (ii) any nonfulfillment of any covenant or agreement on the part of such Seller set forth in this Agreement; and
     (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1.
     (c) The parties agree that the Buyer’s sole remedy for any successful indemnification claim pursuant to this Section 9.1, shall be to reduce, or make an offset against, the Revenue Milestone Payment or the Deferred Payment, as the case may be, by the amount of the Buyer’s successful indemnification claim. Buyer agrees that any successful indemnification claim under this Section 9 shall only be entitled to one reduction even though such claim for indemnity may be accountable under different sections of this Section 9.
     9.2 Indemnification by the Management Sellers. Solely out of the Revenue Milestone Payment and the Deferred Payment (except as otherwise provided in Section 9.6), each Management Seller jointly and severally shall reimburse, defend, indemnify and hold harmless the Buyer Indemnified Parties from, against and in respect of:
     (a) any and all Claims suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of:
     (i) any breach of any representation or warranty of a Seller in this Agreement or in any certificate or other writing delivered by or on behalf of any Seller or a Company or Subsidiary in connection herewith (other than the representations and warranties in Article 3 hereof which are exclusively subject to the indemnification covenant set forth in Section 9.1 hereof);
     (ii) any nonfulfillment of any covenant or agreement on the part of any Seller set forth in this Agreement, including the covenants contained in Sections 6.3(b) and 6.3(c);
     (iii) any breach of any of the agreements listed on Schedule 9.2(a)(iii) hereto to the extent such breach occurred prior to the Closing or was caused by the consummation of the Closing;
     (iv) any of the items listed on Schedule 9.2(a)(iv) hereto;
     (v) the assertion against any Buyer Indemnified Party of any liability or obligation relating to or arising out of the business, operations, assets or activities of a Company, a Subsidiary or any predecessor thereof at or prior to the Closing to the extent such liabilities or obligations are not referred to in Sections 4.7(i), (ii) or (iii) hereof, or out of the actions or omissions of a Company, a Subsidiary or any predecessor’s directors, managers, officers, shareholders, members, partners, employees or agents at or prior to the Closing; or
     (vi) any liability or obligation which relates to or which involves an Environmental Claim (as defined in Section 4.19 hereof) or otherwise relates to or involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law (as defined in Section 3.19 hereof) to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing; and
     (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2.
     (c) The parties agree that the Buyer’s sole remedy for any successful indemnification claim pursuant to this Section 9.2, shall be to reduce , or make an offset against, the Revenue Milestone Payment or the Deferred Payment, as the case may be, by the amount of the Buyer’s successful indemnification claim. Buyer agrees that any successful indemnification claim under this Section 9 shall only be entitled to one reduction even though such claim for indemnity may be accountable under difference sections of this Section 9.

     9.3 Indemnification by the Buyer. The Buyer shall reimburse, defend, indemnify and hold harmless each Seller (each such person and its heirs, successors and assigns is referred to herein as a “Seller Indemnified Party”) from, against and in respect of:
     (a) any and all Claims suffered, sustained, incurred or paid by any Seller Indemnified Party in connection with, resulting from or arising out of (i) any breach of any representation or warranty of the Buyer in this Agreement or in any certificate or other writing delivered by or on behalf of the Buyer in connection herewith, or (ii) any nonfulfillment of any covenant or agreement on the part of the Buyer set forth in this Agreement; and
     (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.3.
     9.4 Limitations on Liability. (a) Notwithstanding anything to the contrary contained in this Agreement, other than as otherwise provided in Section 9.6 hereof , and except that these limitations shall not apply to any indemnification claim arising under or with respect to any of Sections 4.2 and 4.23 hereof, the Buyer shall not be entitled to reduce or offset against the Revenue Milestone Payment or the Deferred Payment under Section 9.1(a)(i) or 9.2(a)(i) for any breach of any representation or warranty until and then only to the extent that the aggregate claims under Sections 9.1(a)(i) and 9.2(a)(i) exceeds in the aggregate $200,000 (the “Deductible”).
     (b) Notwithstanding anything to the contrary in this Agreement, other than (i) as otherwise provided in Section 9.6 hereof and (ii) for injunctive relief:
               (1) the Sellers are not liable in any manner under this Agreement, and the Buyer shall look solely to an offset against the Deferred Payment and the Revenue Milestone Payment;
               (2) the indemnities provided in Sections 9.1 and 9.2 are intended to be and shall be the sole and exclusive remedies of the Buyer Indemnified Parties with respect to this Agreement (and the negotiation, execution and delivery hereof), the letter agreement dated September 5, 2007 and accepted September 6, 2007 and as amended to date, among the Buyer, the Management Sellers, the Companies and Subsidiaries (the “Letter of Intent”), the Non-Disclosure Agreement, dated April 10, 2007, between SourceCF and Eurand, N.V., or any certificate delivered by the Sellers at the Closing pursuant to this Agreement;
               (3) the sole and exclusive remedy of the Buyer Indemnified Parties under Sections 9.1 and 9.2 hereof shall be limited to the reduction of, or making an offset against, the amounts earned and payable with respect to the Revenue Milestone and the Deferred Payment; and
               (4) except for the indemnities provided in Sections 9.1, 9.2 and 9.3 hereof, the Buyer Indemnified Parties and the Seller Indemnified Parties have no remedies at law or in equity with respect to this Agreement (and the negotiation, execution and delivery hereof), the Letter of Intent, the Non-Disclosure Agreement, dated April 10, 2007, between SourceCF and Eurand, N.V., or any certificate delivered by the Sellers at the Closing pursuant to this Agreement.
     (c) Except as otherwise provided in Section 9.6 hereof and except that this limitation shall not apply to any indemnification claim arising under or with respect to either of Sections 5.3 and 5.4 hereof, the Buyer shall not be liable to any Seller Indemnified Party under Section 9.3(a)(i) hereof for any breach of any representation or warranty until, and then only to the extent that, the amount for which it would otherwise (but for this provision) be liable to all Seller Indemnified Parties for all such breaches exceeds in the aggregate the Deductible.
     (d) For purposes of this Section 9, in computing the amount for which the Revenue Milestone Payment or the Deferred Payment would otherwise be offset or reduced with respect to a Claim the amount of such claim shall be amount (i) net of any tax benefit actually realized by a Buyer Indemnified Party as a result of such Claim, loss, liability or damage, and (ii) the net amount (after reduction for applicable costs and expenses) of any insurance proceeds and indemnity, contribution or other similar payment recovered by a Buyer Indemnified Party or any affiliate of them from any third party with respect thereto. Each Buyer Indemnified Party and their affiliates shall take all commercially reasonable steps required to mitigate any such Claim, loss, liability or damage.
     9.5 Survival of Representations and Warranties. Except as provided in Section 9.6 hereof, the representations and warranties given or made by any Seller or the Buyer in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of 18 months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns (as defined in Section 4.10 hereof) shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, or (b) all representations and warranties set forth in Sections 3.1, 3.2, 3.3, 4.2, 4.23, 5.3 and 5.4 hereof shall survive the Closing without limitation and (c) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted by written notice in accordance with this Agreement during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.
     9.6 Exceptions to Limitations. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any Buyer Indemnified Party has, or might have, at law, in equity or otherwise, against the Sellers, or which any Seller Indemnified Party has or might have against the Buyer, based on any intentional and willful misrepresentation or intentional and willful breach of warranty or intentional and willful failure to fulfill any agreement or covenant set forth herein.
     9.7 Payment of Indemnification Obligations. In the event that any Seller or the Buyer is required to make any payment under this Section 9, such party shall promptly pay the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be, the amount of such indemnity obligation. If there should be a dispute as to such amount, such Seller or the Buyer, as the case may be, shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 9 and the portion, if any, theretofore paid shall bear interest for the period from the date the amount was demanded by the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be, until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the rate which is publicly announced from time to time by JP Morgan Chase Bank, N.A. or its successor as its “prime rate”. The Buyer shall have the right to set off any amount owing, and shall also have the right to defer payment of any amount that the Buyer believes in good faith is or may be owing, by a Seller to the Buyer or another Buyer Indemnified Party under this Agreement against the payment obligations of the Buyer with respect to the Revenue Milestone Payment and the Deferred Payment set forth in Section 1.3 hereof; provided, however, if Buyer defers a payment and it is later determined that Buyer should not have deferred such amount, then Buyer shall pay to Sellers interest on each such deferred payment from the date of deferral to the date of payment at the rate set forth above in this Section 9.7.

     9.8 Indemnification Procedure. All claims for indemnification under Sections 9.1, 9.2 and 9.3 hereof shall be asserted and resolved as follows:
     (a) In the event that any claim or demand for which an indemnifying party (each an “Indemnifying Party”) would be liable to an indemnified party (each an “Indemnified Party”) hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Claim Notice”). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading which shall be reasonably necessary or appropriate to protect the Indemnified Party’s interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party’s sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 9 then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest as provided in Section 9.7 hereof in accordance with the process provided in this Section 9, subject to the limitations contained in this Section 9, including without limitation Section 9.4 hereof.
     (b) If, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such claim or demand seeks material prospective relief which could have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Indemnified Party or a Company or Subsidiary, the Indemnified Party shall have the right to control the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder, to the extent such Indemnified Party is entitled to indemnification hereunder with respect to such claim or demand. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.
     (c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed correct.
     (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a good faith claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made. The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder, whether or not involving a third party, shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party. The procedures set forth in this Section 9.8(d) and Section 9.8 hereof shall not apply to claims or demands of a Buyer Indemnified Party which, in the reasonable opinion of the Buyer, would be covered by the Deductible.
     10. Miscellaneous.
     10.1 Expenses; Sales and Transfer Taxes. (a) The Buyer shall pay its expenses incidental to the preparation hereof and, through the Closing, the carrying out by it of the provisions hereof and the consummation by it of the transactions contemplated hereby, and the Sellers shall pay their expenses incidental to the preparation hereof and, through the Closing, the carrying out by them of the provisions hereof and the consummation by them of the transactions contemplated hereby. Notwithstanding the foregoing, the parties acknowledge and agree that prior to the Closing the Companies may have paid or reimbursed the Sellers for certain of Sellers’ such expenses, but the only effect of such payments has been to reduce the pre-Closing cash distribution referred to in Section 6.3, and after the Closing no Company shall have any such further payment or reimbursement obligations. Furthermore, the parties hereto shall pay their own expenses incidental to the carrying out of the provisions hereof after the Closing, and no such expenses of the Sellers, including without limitation the Sellers’ legal fees and expenses, shall be paid by or out of any of the assets or properties of a Company or Subsidiary.
     (b) The Sellers shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby, and the Sellers shall, at their own expense, file all necessary tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
     10.2 Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral and including without limitation the Letter of Intent are superseded by this Agreement.
     10.3 Assignment and Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and assigns of the parties hereto.
     10.4 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.
     10.5 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by certified mail, postage prepaid, or by recognized courier service, as follows:

If to Buyer, to:	If to any Seller, to the Seller’s Representative:

Eurand Pharmaceuticals, Inc.	Michael J. Walters
790 Township Line Road	6705 Odyssey Drive
Yardley, PA 19067	Huntsville, AL 35806
Attention: President	Telefax: (256) 704-4878
Telefax: (215) 968-2941
with a required copy to:
with a required copy to:
Bradley Arant Rose & White LLP
Eurand Pharmaceuticals, Inc.	200 Clinton Avenue, West, Suite 900
790 Township Line Road	Huntsville, AL 35801
Yardley, PA 19067	Attention: Hall B. Bryant III, Esq.
Attention: General Counsel	Telefax: (256) 517-5287
Telefax: (215) 968-2941
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched or, if given by any other means, shall be deemed given only when actually received by the addressee.
     10.6 Publicity. Except for such disclosure as is deemed necessary in the reasonable judgment of a party to comply with applicable laws, no public announcement, news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or a party’s performance hereunder will be made by any party without the prior written approval of all other parties, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) the parties agree to each issue press releases promptly after the Closing, the form and content of such releases shall be agreed in writing in advance by all parties, (ii) any party may publish and republish, in whole or in part, any publicity release and/or make any statement to communication media, financial analysts or others that is the same or substantially similar to a publicity release or statement that has been previously approved by all parties in accordance with the terms hereof, without obtaining the prior approval of the other parties, and (iii) any party may upon notice to the other parties make any disclosure in filings with regulatory agencies or exchanges or as required by law or applicable court order; provided that the other parties shall have the opportunity to consult on such disclosures and filings.
     10.7 Release; Termination of Other Agreements. (a) Effective as of the Closing and without the requirement of taking any further action, each Seller hereby fully and forever remises, releases, acquits and discharges each Company and Subsidiary (for the benefit of each Company and Subsidiary and the Buyer) of and from any and all claims, demands, agreements, contracts, covenants, promises, actions, compensation and benefits (including without limitation severance compensation; but excluding any unpaid wages and salary compensation), suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, damages, judgments, losses and liabilities of whatever kind or nature, at law or in equity or otherwise, whether known or unknown, which against a Company or Subsidiary he or it may have had, now has or can, shall or may now or in the future have, for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of these presents, including without limitation all matters relating in any way to employment with a Company or Subsidiary.
     (b) Effective as of the Closing and without the requirement of taking any further action, each Seller, Company and Subsidiary hereby terminates in its entirety the SourceCF, Inc. Founding Shareholders’ Buy-Sell Agreement dated May 25, 2004, with the effect that after the Closing none of the parties to such agreement shall have any rights, liabilities or obligations thereunder or in connection therewith.
     10.8 Specific Performance. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement.
     10.9 Pennsylvania Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
     10.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of, and may be enforced by, the parties hereto and, (a) in the case of Section 6.1 hereof, each affiliate of the Buyer (including without limitation after the Closing each Company and Subsidiary), (b) in the case of Section 9 hereof, the other Buyer Indemnified Parties and Seller Indemnified Parties and, (c) in the case of Sections 6.1, 10.1(a) and 10.7 hereof, each Company and Subsidiary, and also in each case his, her or its heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.
     10.11 Headings; Interpretation. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. The term “knowledge” means, with respect to the Management Sellers, the actual knowledge of such Management Sellers and that knowledge which the Management Sellers, as officers, managers or directors of the Companies and Subsidiaries, would reasonably be expected to have obtained in the management of the business of the Companies and Subsidiaries.
     10.12 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder.
     10.13 Exhibit; Schedules. The Exhibits hereto and the Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.
     10.14 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.
     10.15 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     10.16 Sellers’ Representative.
     (a) In order to efficiently administer the activities of the parties under this Agreement on and after the Closing Date, the Sellers hereby designate Michael J. Walters as their representative (the “Sellers’ Representative”) and hereby authorize the Sellers’ Representative (i) to take all actions necessary in connection with the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Buyer pursuant to Article IX hereof; (ii) to give and receive all notices required to be given under this Agreement and under any other documents or agreements executed in connection with this Agreement; (iii) to object to, or authorize delivery to the Buyer of all or any portion of the Revenue Milestone Payment or Deferred Payment provided for in Section 1.3 in satisfaction of Claims of the Buyer, to negotiate and enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such Claims; (iv) to provide instructions to the Buyer for disbursement to the Sellers in accordance with this Agreement of the Revenue Milestone Payment and the Deferred Payment; and (v) to take any and all additional actions as is necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or as contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement and any other documents in connection herewith.
     (b) In the event that the Sellers’ Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Norman Stanley shall be deemed to be the Sellers’ Representative for purposes of this Agreement. In the event that the alternate Sellers’ Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Sellers shall appoint a substitute Sellers’ Representative and shall in writing inform the Buyer.
     (c) No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for his or her services. Notices or communications to or from the Sellers’ Representative for all purposes under this Agreement or in any other Document shall constitute notice to or from each of the Sellers.
     (d) By their execution of this Agreement, the Sellers acknowledge and agree that:
     (i) all decisions and actions by the Sellers’ Representative, including, without limitation, any agreement between the Sellers’ Representative and the Buyer relating to the defense or settlement of any claims for which the Sellers may be required to indemnify the Buyer pursuant to Section 9 hereof, shall be binding upon all of the Sellers, and no Seller shall have (A) the right to object, dissent, protest or otherwise contest the same or (B) any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement while acting in good faith, except for intentional fraud or willful breach of this Agreement by the Sellers’ Representative;
     (ii) the Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Section 9 hereof and all other actions taken by the Sellers’ Representative hereunder, and no Seller shall have any cause of action against the Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Sellers’ Representative;

     (iii) the provisions of this Section 10.16 are independent and severable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement;
     (iv) the provisions of this Section 10.16 shall be binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and
     (v) the Sellers’ Representative will have no liability to the Sellers with respect to actions taken or omitted to be taken in good faith in his capacity as the Sellers’ Representative, except with respect to any liability resulting directly from the Sellers’ Representative’s intentional fraud or willful misconduct. Each Seller agrees to severally, pro rata in accordance with each Seller’s ownership of the Shares on the date hereof, and not jointly, indemnify and hold harmless the Sellers’ Representative from and against any and all (A) reasonable expenses incurred by the Sellers’ Representative in connection with the performance or administration of the Sellers’ Representative’s duties hereunder (the “Expenses”), (B) reasonable legal fees incurred by the Sellers’ Representative in connection with the performance or administration of the Sellers’ Representative’s duties hereunder (collectively, “Legal Fees”), which Legal Fees are hereby authorized by the Sellers, and (C) any damages or expenses (“Damages”) asserted against, resulting to, or imposed upon, or incurred or suffered by the Sellers’ Representative without intentional fraud or willful misconduct on the part of the Sellers’ Representative, and arising out of or in connection with the acceptance, performance or administration by Sellers’ Representative’s duties hereunder. In the event that the Sellers’ Representative is entitled to indemnification for Expenses, Legal Fees and/or Damages at a time when funds are to be disbursed from the Escrow Fund to the Sellers, the Sellers’ Representative may cause the Escrow Agent to pay to the Sellers’ Representative out of the amount otherwise to be paid to the Sellers an amount equal to such Expenses, Legal Fees and/or Damages.
     (e) In connection with the cancellation of their Outstanding Securities Rights, the Optionees will also appoint the Sellers’ Representative to act on their behalf on terms substantially identical to the foregoing provisions of this Section 10.16.
     10.17 Seller’s Representative’s Counsel. The Buyer understands and agrees that the Sellers’ Representative and/or any of the Sellers will be entitled to retain the services of Bradley Arant Rose & White, LLC (“BARW”) as their attorneys in the event of any dispute between the Buyer or the Companies, on the one hand, and the Sellers’ Representative and/or any of the Sellers, on the other hand, concerning any of this Agreement and the related agreements and the transactions contemplated thereby or whether otherwise involving the Companies and any Subsidiaries notwithstanding any result of BARW’s prior representation of the Companies or any Subsidiaries. Notwithstanding the sale of the Securities to the Buyer, the Buyer agrees that, in any dispute between the Buyer and any Seller regarding this Agreement, any related agreements or any of the transactions contemplated thereby, neither the Buyer nor the Companies nor the Subsidiaries shall have the right to assert (and the Buyer shall cause the Companies and any Subsidiaries not to assert) the attorney/client privilege as to pre-Closing communications between the Sellers’ Representative, any Seller, the Companies, the Subsidiaries, or any officer, director or employee of the Companies or any Subsidiaries (collectively, “Designated Persons”) on one hand, and BARW, on the other hand, to the extent that the privileged communications relate to this Agreement, any related agreements or any of the transactions contemplated thereby. The files generated and maintained by BARW as a result of the law firm’s representation of the Companies or any Subsidiaries and, if applicable, the Sellers’ Representative, in connection with this Agreement, any related agreements or any of the transactions contemplated thereby shall be and become the exclusive property of the Sellers’ Representative and/or the Sellers, as applicable. Buyer shall not, nor shall Buyer allow the

Companies or the Subsidiaries to, assert or otherwise claim that BARW shall not be eligible to represent the Sellers’ Representative or the Sellers due to any conflict of interest, and the Buyer waives any such conflict and agrees to cause the Companies and the Subsidiaries to waive any such conflict.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Securities Purchase Agreement on the date first written.
Witness:

[ILLEGIBLE]	/s/ Michael J. Walters
MICHAEL J. WALTERS

Witness:

[ILLEGIBLE]	/s/ Norman Stanley
NORMAN STANLEY

Witness:

[ILLEGIBLE]	/s/ Lonnie S. McMillian
LONNIE S. McMILLIAN

STONEWAY LLC
By	[ILLEGIBLE]
As its President

EURAND PHARMACEUTICALS, INC.
By	/s/ Gearoid Faherty
Gearoid Faherty
As its President

GUARANTY OF EURAND N.V.
     Eurand N.V., a limited liability company organized under the laws of the Netherlands and the ultimate parent of Eurand Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), hereby guarantees the prompt performance by the Buyer of all of its payment obligations under the foregoing Securities Purchase Agreement.

EURAND N.V.
By	/s/ Gearoid Faherty
Gearoid Faherty
As its CEO

EXHIBIT A
DISTRIBUTION OF PAYMENTS